UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HURON CONSULTING GROUP INC.

(Name of registrant as specified in its charter)

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(Name of person(s) filing proxy statement, if other than the registrant)

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550 West Van Buren Street

Chicago, IL 60607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 3, 2013

The Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company”) will be held at the Company’s corporate headquarters located at 550 West Van Buren Street, Chicago, Illinois 60607 on May 3, 2013, at 11:00 a.m. Central Daylight Savings Time, for the following purposes:

1) To elect to the board of directors the three persons nominated by the board of directors to serve as Class III Directors;

2) To hold an advisory vote on executive compensation;

3) To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

4) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 4, 2013 will be entitled to notice of and to vote at the meeting.

Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy, which is solicited on behalf of the board of directors, and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time prior to the meeting, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

Important Notice Regarding the Availability of

Proxy Materials for the Stockholder Meeting to be

Held on May 3, 2013

The Proxy Statement and Annual Report to Stockholders are

available at www.edocumentview.com/HURN

By Order of the Board of Directors

Diane E. Ratekin, Corporate Secretary

Chicago, Illinois

March 18, 2013

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2013 Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company,” “Huron,” “we” or “us”). The 2013 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Friday, May 3, 2013 at 11:00 a.m. Central Daylight Savings Time, at the Company’s corporate headquarters located at 550 West Van Buren Street, Chicago, Illinois 60607. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 22, 2013.

GENERAL INFORMATION ABOUT THE MEETING

Quorum and Voting Requirements

The Company has one class of common stock. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on March 4, 2013 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 23,269,912 shares of common stock issued and outstanding.

The accompanying proxy is solicited from the holders of record of the common stock on behalf of the board of directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy by mail prior to the Annual Meeting. Furthermore, the stockholders of record who are present at the Annual Meeting may revoke their proxies and vote in person.

If your shares are held in a bank or brokerage account, you will receive proxy materials from your bank or broker, which will include a voting instruction form. If you would like to revoke voting instructions given to your bank or broker, you must follow its instructions. If you would like to attend the Annual Meeting and vote these shares in person, you must obtain a proxy from your bank or broker. You must request the proxy from your bank or broker; it will not automatically supply one to you.

All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the proxies in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.

A quorum, consisting of at least one-third of shares of common stock issued and outstanding, must be present at the meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes on some proposals but not others, will be considered present at the meeting for purposes of determining a quorum.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

The Company’s third amended and restated certificate of incorporation divides the Company’s board of directors into three classes, with each class being elected to a three-year term.

The board of directors has nominated James D. Edwards, John McCartney and James H. Roth as Class III Directors to be voted upon at the 2013 Annual Meeting. H. Eugene Lockhart and George E. Massaro are Class I Directors serving terms ending at the 2014 Annual Meeting. DuBose Ausley and John S. Moody are Class II Directors serving terms ending at the 2015 Annual Meeting.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of the three nominees as Class III Directors and the other matters described herein. The board of directors knows of no reason that Mr. Edwards, Mr. McCartney or Mr. Roth might be unavailable to serve as the Class III Directors, and each has expressed an intention to serve, if elected. If Mr. Edwards, Mr. McCartney or Mr. Roth is unable to serve, the shares represented by all valid proxies will be voted “FOR” the election of such substitute nominee as the board of directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a Class III Director and any other person pursuant to which any of such nominees was selected.

The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting that are voted, provided that a quorum is represented at the meeting. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Therefore, abstentions and “broker non-votes” will have no impact on the election of directors. Properly executed proxies submitted pursuant to this solicitation will be voted “FOR” the election of Mr. Edwards, Mr. McCartney and Mr. Roth as Class III Directors, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. EDWARDS, MR. MCCARTNEY AND MR. ROTH AS CLASS III DIRECTORS.

The tables below set forth certain information regarding the directors of the Company.

Nominees to Board of Directors

Name	Age	Principal Occupation	Director Since	Class and Year in Which Term Expires
James D. Edwards	69	Retired Managing Partner—Global Markets at Arthur Andersen LLP	2004	Class III 2013

John McCartney	60	Non-executive Chairman, Huron Consulting Group Inc.	2004	Class III 2013

James H. Roth	55	Chief Executive Officer and President of Huron Consulting Group Inc. and Huron Consulting Services LLC, our principal operating subsidiary	2009	Class III 2013

James D. Edwards has served on our board of directors since October 2004. Mr. Edwards retired in 2002 as managing partner—global markets of Arthur Andersen LLP, a position he had held since 1998. Mr. Edwards began his career with Arthur Andersen LLP in 1964 and served in several positions after that time. Mr. Edwards is also a director of Cousins Properties Incorporated, a publicly held REIT, and Crawford & Company, a global provider of claims adjustment and risk management solutions. Mr. Edwards had served on the board of Transcend Services, Inc., a provider of medical transcription services to the healthcare industry, until it was acquired in February 2012, and had served on the board of IMS Health Incorporated, a global provider of information solutions to the pharmaceutical and healthcare industries, until its acquisition in February 2010. Mr. Edwards received his B.S. in Accounting from Bob Jones University and is a member of the American Institute of Certified Public Accountants.

John McCartney was appointed Non-executive Chairman of the board effective May 2010. He has served on our board since October 2004. From that date until February 2010, he served as chairman of the Audit Committee. Since March 2011, Mr. McCartney has served as chairman of the board of Westcon Group, Inc., a specialty distributor of networking and communications equipment, whose board he joined in August 1998 and for which he previously served as chairman from January 2001 until March 2009. Mr. McCartney had also served as chairman of the board of directors of A.M. Castle & Co., a global distributor of specialty metal and plastic products, from January 2007 until April 2010. He has served on that board since 1998. In July 2007, Mr. McCartney was appointed a non-executive director of Datatec Limited, a networking technology and services company. He had previously served as vice chairman of the board of directors of Datatec from October 1998 until May 2004. Since May 2009, he has served on the board of Covance Inc., a drug development services company. In August 2011, Mr. McCartney joined the board of Transco, Inc., a Chicago-based company that provides solutions to customers in the railroad, electric utility, process and manufacturing industries. From July 2005 until April 2010, Mr. McCartney served on the board of Federal Signal Corporation, a safety and security products manufacturer. From June 1997 to March 1998, he held the position of president of 3Com Corporation’s Client Access Unit. Mr. McCartney joined the executive management team of US Robotics in March 1984 as vice president and chief financial officer and served in various executive capacities until serving as president and chief operating officer of US Robotics from January 1996 until its merger with 3Com Corporation in June 1997. Mr. McCartney received his B.A. in Philosophy from Davidson College and his MBA from The Wharton School of the University of Pennsylvania.

James H. Roth has served as Chief Executive Officer of Huron Consulting Group Inc. and Huron Consulting Services LLC, our principal operating subsidiary, since July 2009. He was appointed President of Huron in March 2011. Mr. Roth was elected to Huron’s board of directors in November 2009. Previously, he served as Vice President, Health and Education Consulting for the Company since January 2007. Since Huron’s inception in 2002, until he became our CEO, Mr. Roth was a managing director and practice leader of the Company’s Higher Education Consulting practice, which he grew into one of our largest organically grown practices. Mr. Roth has been a frequent speaker in national forums on matters relating to higher education and academic medical centers. He received his B.A. in Political Science and Economics from Vanderbilt University and his MBA from Southern Methodist University.

Directors Not Standing for Election

Name	Age	Principal Occupation	Director Since	Class and Year in Which Term Expires
H. Eugene Lockhart	63	Partner and Chairman, Financial Institutions, Diamond Castle Holdings, LLC	2006	Class I 2014

George E. Massaro	65	Vice Chairman of the Board, Huron Consulting Group Inc.	2004	Class I 2014

DuBose Ausley	75	Attorney, Ausley & McMullen, P.A.	2004	Class II 2015

John S. Moody	64	President, Parkside Capital	2005	Class II 2015

H. Eugene Lockhart has served on our board of directors since December 2006. Since 2005, he has served as a partner and chairman, Financial Institutions, Diamond Castle Holdings, LLC in New York, a private equity investment firm. In February 2011, he was appointed to the board of directors of Bonds.com, a trading platform for fixed income securities. Mr. Lockhart is also a director and audit committee chairman of RadioShack Corporation, a retail seller of consumer electronic goods and services, and serves on the board of Asset Acceptance Capital Corp., a purchaser of accounts receivable portfolios from consumer credit originators. Previously, he had served on the board of IMS Health Incorporated, a global provider of information solutions to the pharmaceutical and healthcare industries, until February 2010. From 2002 until 2012, Mr. Lockhart was a venture partner at Oak Investment Partners, a multibillion dollar venture capital firm. Prior to that, from 2000 to 2002, he served as chairman and chief executive officer of New Power Holdings, a retail provider of energy to homes and small businesses throughout the United States. From 1999 to 2000, Mr. Lockhart was president of Consumer Services for AT&T. His prior positions include president of Global Retail Bank and Bank of America, as well as president and chief executive officer of MasterCard International. Mr. Lockhart received his B.S. in Mechanical Engineering from the University of Virginia and his MBA from The Darden Graduate School of Business at the University of Virginia. In addition, Mr. Lockhart is a CPA, licensed in the Commonwealth of Virginia.

George E. Massaro resumed the position of Vice Chairman of Huron’s board in May 2010, a role in which he had previously served from March 2005 until July 2009. Mr. Massaro had assumed the role of Non-executive Chairman in July 2009, to assist the new management team upon the departure of the Company’s former chairman. Mr. Massaro has served as a director since May 2004. In February 2009, Mr. Massaro ceased to be an employee of the Company. He had served as our Chief Operating Officer and as Chief Operating Officer of Huron Consulting Services LLC from June 2003 until March 2005. Mr. Massaro joined Huron Consulting Services LLC in August 2002 as a managing director and subsequently became the leader of our Disputes and Investigations and Valuation Services practices. Previously, he served as the managing partner of Arthur Andersen LLP’s 1,200-person New England practice from 1998 to 2002 and managing partner of the Boston office from 1995 to 1998. Mr. Massaro has served clients in the financial services and high-technology industries. He serves as a director of Charles River Laboratories, a provider of research products and preclinical services for the biomedical community, and of Eastern Bank Corporation, an independent mutual bank holding company in New England. He is also a member of the board of trustees of Mount Auburn Hospital in Cambridge. In addition, Mr. Massaro is chairman of the audit committee of the Archdiocese of Boston and a member of its finance committee. Mr. Massaro received his B.A. in Accounting and Finance from Bentley College and his MBA from Babson College.

DuBose Ausley has served on our board of directors since October 2004. He is an employee of Ausley & McMullen, P.A., a law firm in Tallahassee, Florida, where he was chairman for more than 25 years prior to June 2002. Mr. Ausley serves as a director of Capital City Bank Group, Inc., a financial services holding company; Tampa Electric Company, a public utility operating in the State of Florida, and its parent, TECO Energy, Inc.; and Capital Health Plan, an affiliate of Blue Cross and Blue Shield of Florida, Inc., on whose board he served from 1982 to 2005. Mr. Ausley served on the board of regents of the State University System of Florida from 1978 to 1994 and served as its chairman in 1981 and 1982. He also served on the board of trustees of Washington and Lee University for 10 years. In addition, he served as chairman of the Capital City Bank Group, Inc. from 1982 to 2003. Mr. Ausley received his B.A. in Economics from Washington and Lee University and his J.D. from the University of Florida College of Law.

John S. Moody has served on our board of directors since November 2005. He is president of Parkside Capital, formerly known as ProTerra Realty, a fund manager investing in real estate in Houston, Texas. Mr. Moody joined the board of Hines Global REIT, a privately owned real estate investment, development and management company, in June 2009. He joined the board of directors of Potlatch Corp., a real estate investment trust, in September 2006, and in January 2009, he assumed the role of Vice Chairman of Potlatch Corp. From 2001 to 2005, he served on the boards of directors of three publicly held REITs: Keystone Property Trust, CRIIMI MAE, Inc. and Equity Office Properties Trust. From 2004 until October 2005, Mr. Moody served as president and chief executive officer of HRO Asset Management, LLC, a real estate advisory business. From 2001 to 2004, Mr. Moody served as president of Marsh & McLennan Real Estate Advisors, Inc., a business that directed the execution of real estate projects and transactions for Marsh & McLennan. From 1995 to 2000, Mr. Moody was president and chief executive officer of Cornerstone Properties, Inc., a REIT that acquired, developed and operated large-scale Class A office buildings in major markets throughout the United States and that merged into Equity Office Properties Trust. Mr. Moody received his B.A. in History from Stanford University and his J.D. with honors from The University of Texas School of Law.

Executive Officers

The Company’s executive officers are as follows:

Name	Age	Position
James H. Roth	55	Chief Executive Officer, President and Director
C. Mark Hussey	52	Executive Vice President, Chief Financial Officer and Treasurer
Diane E. Ratekin	56	Executive Vice President, General Counsel and Corporate Secretary

James H. Roth’s biographical information is provided above under the caption “Nominees to Board of Directors.”

C. Mark Hussey was appointed Executive Vice President, Chief Financial Officer and Treasurer of Huron in July 2011. Prior to joining Huron, from 2002 to 2011, Mr. Hussey served as chief financial officer at Crosscom National, LLC, a privately held professional IT services organization deploying and servicing in-store technology solutions for large, national retailers. In that role, he was responsible for all finance and administrative functions for the company. Prior to that, from 2000 until 2002, he served as executive vice president and chief financial officer, North America, at Information Resources, Inc. During his career, Mr. Hussey has held senior finance, accounting and investor relations positions at entities such as EZLinks Golf, Inc., Dominick’s Finer Foods, Inc., and the Quaker Oats Company. Mr. Hussey received his B.S. in Accountancy from the University of Illinois, Urbana-Champaign and his MBA in Finance from the University of Chicago Graduate School of Business. He is a Chartered Financial Analyst, Certified Management Accountant, and Certified Public Accountant (Illinois).

Diane E. Ratekin was appointed Vice President and General Counsel of Huron in February 2011, and was named Executive Vice President in April 2011. She was appointed Corporate Secretary in December 2011. She had previously served as Huron’s Assistant Corporate Secretary since May 2009. Ms. Ratekin has been employed in Huron’s legal department since January 2005, and previously served as Deputy General Counsel. Prior to joining Huron, Ms. Ratekin was a partner in the Corporate Department of McGuireWoods LLP. Previously, she spent 17 years in the legal department of Deutsche Investment Management Americas Inc., formerly known as Zurich Scudder Investments, Inc. and Kemper Financial Services, Inc., where she was a Director and Team Leader of the Corporate and Investments Team. Before that, Ms. Ratekin was a litigator at Jenner & Block. Ms. Ratekin is admitted to practice in Iowa and Illinois. She is a member of the American Bar Association, the Chicago Bar Association and the Association of Corporate Counsel. She received her B.A. in English and her J.D. from the University of Iowa.

Director Independence

Our Corporate Governance Guidelines require that the board of directors make an annual determination regarding the independence of each of our directors. The board of directors has determined that Messrs. Ausley, Edwards, Lockhart, Massaro, McCartney and Moody are “independent” as defined in the applicable listing standards of The NASDAQ Stock Market, Inc. (“NASDAQ”). In making its determination, the board of directors considered the standards of independence set forth in the NASDAQ Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and the Company that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director or any material relationship with the Company (either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company).

Board Leadership Structure and Risk Oversight

Board Leadership.    Huron formally separated the roles of chairman of the board and chief executive officer in 2010. Our Non-executive Chairman is John McCartney and our Chief Executive Officer is James H. Roth. As Non-executive Chairman, Mr. McCartney, in consultation with Mr. Roth, develops the agendas for board meetings, determines the appropriate scheduling for board meetings, assesses the quality, quantity and timeliness of information provided from management to the board, assists the Nominating and Corporate Governance Committee in monitoring and implementing our Corporate Governance Guidelines and otherwise takes steps to ensure that the board is acting in the long-term best interests of the Company. Mr. McCartney also chairs executive sessions of the board. In addition, George E. Massaro serves as Vice Chairman. In that role he has devoted his energies to the conclusion of the remaining restatement related matters in order to allow our management team to focus its attention on Huron’s clients, people and marketplace.

The board, after discussion, has determined that our current board leadership structure is appropriate for the Company, as it believes the separation of powers is beneficial for our organization.

Risk Oversight.    One of the board’s responsibilities is to review the adequacy of the Company’s systems for compliance with all applicable laws and regulations for safeguarding the Company’s assets and for managing the major risks it faces. The board executes its responsibility for risk management directly and through its committees. The committees oversee risk matters associated with their respective areas of responsibility. For example, in addition to receiving reports from PricewaterhouseCoopers LLP (“PwC”), Huron’s independent registered public accounting firm, regarding significant accounting and financial reporting developments, our internal control over financial reporting and other matters, the Audit Committee requires direct reports from:

•	The General Counsel on legal developments;

•	Huron’s internal auditors on internal controls and financial compliance control matters; and

•	The Chief Compliance Officer on whistleblower hotline and compliance related issues.

The committees advise the full board of their risk oversight activities. In addition, the board regularly considers potential business risks facing the Company, including those surrounding such issues as:

•	Security and Privacy;

•	Quality Assurance;

•	International Compliance;

•	Merger Integration;

•	Business Continuity;

•	Revenue Recognition;

•	Employee Retention; and

•	Strategic Planning.

In 2012, we reviewed our material compensation policies and practices and reported to the Compensation Committee that these policies and practices are considered not to entail risks reasonably likely to have a material adverse effect on the Company. The Chief Compliance Officer, the CFO, the General Counsel, the Corporate Vice President, Human Resources and the Director of Compensation reviewed the plan elements, potential risks and various controls in place with respect to Huron’s executive, managing director, employee and business developer compensation plans. After reviewing the findings made by this group, the Compensation Committee agreed with the assessment that the compensation policies and practices are considered not to entail risks reasonably likely to have a material adverse effect on the Company.

Board Meetings and Committees

The board of directors conducts its business through meetings of the full board, actions taken by written consent in lieu of meetings, and by the actions of its committees. During 2012, the board of directors held 11 meetings.

During 2012, each board member attended at least 75% of the aggregate number of board meetings and meetings of all the committees on which the director served. Although the Company does not have a formal policy regarding director attendance at our annual meetings, we encourage directors to attend. All directors attended the 2012 Annual Meeting of Stockholders.

The board of directors operates in part through its three committees: Audit, Compensation, and Nominating and Corporate Governance. All committee members are “independent” as defined in the applicable listing standards of NASDAQ. In addition, all Compensation Committee members are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and all Audit Committee members meet the criteria for independence set forth in SEC Rule 10A-3(b)(1). Each of the committee charters is available in the Investor Relations section of the Company’s web site at www.huronconsultinggroup.com.

Audit Committee.    The Audit Committee responsibilities include overseeing our accounting and financial reporting processes, overseeing the audits of our financial statements and internal control over financial reporting, and retaining and discharging our auditors. The Audit Committee met six times in 2012. The members of the Audit Committee are Messrs. Lockhart (Chairman), McCartney and Moody. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The board of directors has also determined that each of Messrs. Lockhart and McCartney is an “audit committee financial expert,” as defined by the applicable securities regulations and that each member of the Audit Committee satisfies the applicable NASDAQ listing standards for audit committee membership.

The Report of the Audit Committee for the fiscal year ended December 31, 2012 appears below under the caption “PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM—Report of the Audit Committee.”

Compensation Committee.    The Compensation Committee responsibilities include overseeing our compensation and benefit plans, including all compensation arrangements for executive officers and directors. The Compensation Committee met six times in 2012. The members of the Compensation Committee are Messrs. Moody (Chairman), Ausley and Lockhart.

Management assists the Compensation Committee in the performance of its duties as described in more detail below under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Role of Management.” The Compensation Committee may exercise its discretion in modifying any recommended awards to executive officers. In addition, during 2012, the CEO participated in all of the Compensation Committee’s general meetings, in the telephonic meeting, and in all of the executive sessions, except for those in which the Compensation Committee considered the CEO’s performance, compensation and incentives. The Report of the Compensation Committee on Executive Compensation appears below under the caption “EXECUTIVE COMPENSATION—Compensation Committee Report.”

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee responsibilities include identifying and recommending to the board of directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Nominating and Corporate Governance Committee met three times in 2012. The members of the Nominating and Corporate Governance Committee are Messrs. Edwards (Chairman), Ausley and Massaro.

Directors may be nominated by the board of directors or by stockholders in accordance with the bylaws of the Company. The Nominating and Corporate Governance Committee will review all candidates for nomination to the board of directors, including those proposed by stockholders as provided below. The Nominating and Corporate Governance Committee reviews the person’s judgment, experience, independence, understanding of the Company’s business or other related industries, and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the board of directors and the Company. The board of directors believes that its nominees should reflect over time a diversity of experience, gender, race, ethnicity and age, although it follows no strict criteria when making decisions. The Nominating and Corporate Governance Committee selects qualified candidates and reviews its recommendations with the board of directors, which will decide whether to invite the candidate to be a nominee for election to the board of directors.

If the Nominating and Corporate Governance Committee receives a nominee recommendation in accordance with the rules of the SEC from a stockholder or group of stockholders that has beneficially owned more than 5% of the Company’s voting common stock for at least one year as of the date of the recommendation, the name of the candidate, the name(s) of the stockholder(s) who recommended the candidate, and whether the Nominating and Corporate Governance Committee chose to nominate the candidate will be disclosed in the proxy statement, if the consent of both the stockholder and the candidate has been received.

For a stockholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must notify the Company’s Corporate Secretary. In addition, the Company’s bylaws permit stockholders to nominate directors at a stockholders’ meeting. To make a director nomination at the annual meeting, a stockholder must notify the Company’s Corporate Secretary within the time periods specified under “SUBMISSION OF STOCKHOLDER PROPOSALS” below. Notices should be sent to: Corporate Secretary, Huron Consulting Group Inc., 550 West Van Buren Street, 17th Floor, Chicago, Illinois 60607, or corporatesecretary@huronconsultinggroup.com. In either case, the notice must meet all of the requirements contained in the bylaws.

The notice must set forth:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•

the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the proposed nominee and any Stockholder Associated Person (as defined below) and the date such shares were acquired and the investment intent of such acquisition;

•

any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

•	any other information the stockholder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee(s) to being named as a nominee and to serve as a director if elected;

•

the name and address of the stockholder who is submitting the notice; and any Stockholder Associated Person, or a nominee holder for a stockholder or any Stockholder Associated Person who owns shares of capital stock of the Company beneficially but not of record, as they appear on the Company stock ledger and current name and address, if different;

•

the class or series and number of shares of capital stock of the Company that are owned of record or beneficially by the stockholder who is submitting the notice and any Stockholder Associated Person and the date such shares were acquired and the investment intent of such acquisition;

•

a description of all arrangements or understanding between the stockholder who is submitting the notice and any other person (naming such person) pursuant to which the nomination is being made by the stockholder who is submitting the notice;

•

if the stockholder who is submitting the notice intends to nominate the proposed nominee at the meeting of stockholders, a representation that the stockholder is a holder of record of Company stock entitled to vote at the meeting and intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice;

•

any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

•

to the extent known to the stockholder giving notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director on the date of such stockholder’s notice; and

•

as to the stockholder giving notice and any Stockholder Associated Person, whether and to the extent which any hedging or any other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss or to manage risk or benefit of share price changes for, or to increase or decrease the voting power of such stockholder or any Stockholder Associated Person with respect to any shares of capital stock of the Company.

A “Stockholder Associated Person” of any stockholder is any person controlling, directly or indirectly, or acting in concert with, such stockholder; any beneficial owner of shares of capital stock of the Company owned of record or beneficially by such stockholder and any person controlling, controlled by, or under common control with, such Stockholder Associated Person.

Stockholder Communications Policy

The Company’s board of directors has established a process for stockholders to send communications to the board of directors. Stockholders may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:

Corporate Secretary

Huron Consulting Group Inc.

550 West Van Buren Street

17th Floor

Chicago, Illinois 60607

E-mail messages should be sent to corporatesecretary@huronconsultinggroup.com.

A stockholder must include his or her name and address in any such written or e-mail communication. The communication must indicate that the sender is a Company stockholder.

Each communication intended for the board of directors and received by the Corporate Secretary that is related to the operation of the Company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. If the communication is mailed as personal, it will not be opened, but rather will be forwarded unopened to the intended recipient.

Diversity of Board Skills and Experience

Huron does not have a formal policy on board member diversity; however, its board believes that board nominees should reflect over time a diversity of experience, gender, race, ethnicity and age. The Nominating and

Corporate Governance Committee, in discussing board composition, has focused on diversity of experience in relation to the development of the business. The Nominating and Corporate Governance Committee seeks candidates from regions where Huron offices are located, with prior management experience and experience on public company boards and in relevant industries.

Individual Contributions of Board Members

John McCartney, Huron’s Non-executive Chairman, has served as chairman and vice chairman of the boards of several public and private companies, including those in the healthcare and drug development fields, as well as of an institution of higher education. His deep knowledge of accounting and his prior experience as chief financial officer and chief operating officer of a public company have prepared Mr. McCartney, while serving as a member of the Audit Committee, to successfully guide Huron through uncertain economic times to a bright future. Mr. McCartney is based in Chicago, the location of Huron’s principal business offices.

George E. Massaro, Vice Chairman of Huron, contributes a thorough understanding of Huron’s business and history through his former experience as leader of our Disputes and Investigations practice and Chief Operating Officer of Huron from 2003 to 2005, and his subsequent role as leader of the Special Investigation of Fannie Mae and similar client matters through February 2009. Moreover, his 30 plus years of experience in public accounting and management of a professional services practice with Arthur Andersen enables him to provide a broad range of business insights as well as contacts in the business community. Mr. Massaro’s collective experience has served the Huron board well, particularly during his role as Non-executive Chairman from July 2009 until May 2010, as the board managed the resolution of the issues resulting from our financial restatement.

James H. Roth, our CEO and President, has, as a founding member of Huron, guided and grown Huron’s Higher Education Consulting practice to a position of preeminence in the industry. Mr. Roth brings to the board his deep knowledge of the strategy and operations of institutions of higher education, including their healthcare and research facilities. Named in 2009 and in 2011 by Consulting magazine as one of the Top 25 Most Influential Consultants, Mr. Roth brings to the board a deep understanding of the Huron organization and the consulting business; in particular, research universities, hospitals, and academic medical centers, which today comprise nearly 70% of Huron’s revenue. Under his sound leadership, the Company has been named by Consulting magazine as one of The Best Firms to Work For in 2011 and 2012, and, for the third year in a row, the Huron Healthcare practice has been ranked number three on Modern Healthcare’s list of Largest Healthcare Management Consulting Firms.

DuBose Ausley has served on multiple boards of directors of companies, including telecoms, public utilities and financial institutions. His experiences serving on the boards of healthcare companies and institutions of higher education have allowed him to contribute the client perspective of those two primary areas of Huron’s business. As a practicing attorney and former chair of a law firm in the Southeast United States, he is uniquely acquainted with the legal issues facing public companies that provide consulting services in healthcare and higher education. He also contributes to the board discussions and deliberations his professional legal knowledge as a litigator and his prior experiences as a member of corporate boards dealing with complex issues.

H. Eugene Lockhart brings to Huron’s board the know-how and experience he has amassed through his work overseeing and growing companies in which he represents venture capital investors, his experience as chief executive officer of leading corporations, and his service on the boards of companies in such diverse fields as financial services, healthcare and pharmaceuticals. Mr. Lockhart’s considerable experience serving as chairman of the audit committee of public companies has made him particularly able to lead the Company’s Audit Committee. In addition, as the former executive and chairman of some of the most recognized companies in the world, Mr. Lockhart contributes to Huron his wealth of contacts, including those with investors.

James D. Edwards’ experience includes 38 years with Arthur Andersen in the professional services industry and 25 years in various leadership positions, including Managing Partner for all operations in the United

States and North America from 1987 to 1997, which makes him singularly equipped to recognize and successfully address the challenges and opportunities presented to Huron. Mr. Edwards possesses a deep knowledge of accounting and financial consulting services, many years of experience managing a large segment of a professional services firm, and a vast network of prior Arthur Andersen clients in such diverse fields as real estate, pharmaceuticals and healthcare, all of which add to Huron’s board deliberations a wealth of relevant management experience, knowledge of the consulting industry and contacts throughout the business world.

John S. Moody has spent the majority of his career working with real estate related businesses. He has served on multiple boards of directors, including serving as chairman and vice chairman, of companies organized as real estate investment trusts engaged in commercial real estate, as well as forest products. Mr. Moody has provided introductions for Huron’s Houston office consultants to his many contacts in Texas. As the former chief executive officer of a public company which owned Class A office buildings throughout the United States, as well as a professionally trained real estate and corporate attorney with broad experience in the capital markets, Mr. Moody is highly suited to his role as chairman of Huron’s Compensation Committee.

Compensation of Directors

During 2012, we paid each of our non-employee directors an annual cash retainer of $60,000 and $1,000 for each meeting of the board of directors or any committee of the board that he attended. In connection with Mr. Massaro’s resumption of his prior role as Vice Chairman in May 2010, the Compensation Committee approved, effective April 1, 2010, an annual supplemental retainer of $25,000 for Mr. Massaro in addition to the annual board retainer of $60,000. In connection with Mr. McCartney’s assumption of the role of Non-executive Chairman in May 2010, the Compensation Committee approved, effective May 3, 2010, an annual cash retainer of $175,000 for Mr. McCartney in addition to the annual board retainer of $60,000. Mr. McCartney does not receive a fee for meetings he attends.

In addition to the annual cash retainer, we paid an annual fee of $10,000 to the Chairperson of the Audit Committee and $7,500 to the Chairpersons of each of the Compensation Committee and the Nominating and Corporate Governance Committee, for chairing the committees. All of our directors are reimbursed for out-of-pocket expenses for attending board and committee meetings. In addition, each non-employee director receives an annual grant of restricted stock on the date of the Company’s annual meeting with a value of $170,000, based on the closing stock price on the date immediately preceding the annual meeting. The restricted stock award vests ratably over the following 12 calendar quarters and vests immediately in the event of a change of control. On May 1, 2012, each non-employee director received 4,824 shares, based on the closing stock price on April 30, 2012 of $35.24. Non-employee directors are expected to own Huron stock equal to the lesser of three times the annual cash retainer (not including the supplemental retainers paid to the Non-executive Chairman and Vice Chairman) or 9,000 shares. Although no new non-employee directors have joined the board since December 2007, in the future the Compensation Committee expects to make an initial grant of restricted stock to such new directors in an amount necessary to attract persons with the skills and experiences it seeks, based on the facts and circumstances of the Company at the time.

Directors are eligible to participate in our deferred compensation plan, which is described under the caption “EXECUTIVE COMPENSATION—2012 Nonqualified Deferred Compensation.” One director has elected to participate beginning in 2013.

The Compensation Committee will review board compensation annually and make changes as it deems appropriate.

Director Compensation Table

The following table summarizes the fees paid and the aggregate grant date fair value of shares granted to each of the non-employee directors in 2012. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
DuBose Ausley (2)	81,000	169,998	250,998
James D. Edwards (3)	82,500	169,998	252,498
H. Eugene Lockhart (3)	91,000	169,998	260,998
George E. Massaro (3)	96,000	169,998	265,998
John McCartney (3)	235,000	169,998	404,998
John S. Moody (3)	92,500	169,998	262,498

(1)	This column represents the aggregate grant date fair value of shares granted to our directors in 2012. Grant date fair value is based on the closing price of Huron stock on the last trading day prior to the grant date. Each of these grants vests ratably over the 12 calendar quarters following the grant.

(2)	At December 31, 2012, Mr. Ausley held 8,181 shares of restricted common stock and options to purchase 10,000 shares of our common stock. All of the outstanding options held by Mr. Ausley have vested.

(3)	At December 31, 2012, each of Messrs. Edwards, Lockhart, Massaro, McCartney and Moody held 8,181 shares of restricted common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the 1934 Act, the Company’s directors, executive officers and persons who beneficially own 10% or more of our common stock (the “Section 16 Reporting Persons”) are required to report their initial ownership of common stock and subsequent changes in that ownership to the SEC. Section 16 Reporting Persons are required to furnish the Company with copies of all Section 16(a) forms that they file. Based solely upon our review of forms filed by the Section 16 Reporting Persons pursuant to the 1934 Act, we have not identified any late filings in 2012.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of our common stock by:

•	each person known by us to beneficially own 5% or more of our common stock;

•	each of our named executive officers;

•	each member of our board of directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC”) and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more stockholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

	Beneficial Ownership
Name of beneficial owner (1)	Shares	%
Beneficial owners of 5% or more:
Wellington Management Company, LLP (2)	3,030,003	13.20
William Blair & Company, L.L.C. (3)	1,644,877	7.17
Westfield Capital Management Company, LP (4)	1,312,279	5.72
The Vanguard Group (5)	1,239,946	5.40
BlackRock, Inc. (6)	1,205,423	5.25
Directors and Executive Officers:
DuBose Ausley (7)	43,697	*
James D. Edwards (8)	40,211	*
C. Mark Hussey (9)	15,045	*
H. Eugene Lockhart (10)	33,501	*
George E. Massaro (11)	24,357	*
John McCartney (12)	52,890	*
John S. Moody (13)	34,980	*
Diane E. Ratekin (14)	19,936	*
James K. Rojas (15)	70,816	*
James H. Roth (16)	329,450	1.42
All directors and executive officers as a group (10 persons) (17)	664,883	2.86

*	Indicates less than 1% ownership.

(1)	The principal address for each of the stockholders, other than Wellington Management Company, LLP, William Blair & Company, L.L.C., Westfield Capital Management Company, LP, The Vanguard Group, and BlackRock, Inc., listed below, is c/o Huron Consulting Group Inc., 550 West Van Buren Street, Chicago, Illinois 60607.

(2)	The principal address of Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210. Information regarding beneficial ownership of our common stock by Wellington Management Company, LLP is included herein in reliance on a Schedule 13G/A filed with the SEC on February 14, 2013.

(3)	The principal address of William Blair & Company, L.L.C. is 222 West Adams, Chicago, Illinois 60606. Information regarding beneficial ownership of our common stock by William Blair & Company, L.L.C. is included herein in reliance on a Schedule 13G/A filed with the SEC on February 4, 2013.

(4)	The principal address of Westfield Capital Management Company, LP is 1 Financial Center, Boston, Massachusetts 02111. Information regarding beneficial ownership of our common stock by Westfield Capital Management Company, LP is included herein in reliance on a Schedule 13G filed with the SEC on February 8, 2013.

(5)	The principal address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The shares are owned by The Vanguard Group, Inc. and the following subsidiaries of The Vanguard Group, Inc.: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Information regarding beneficial ownership of our common stock by The Vanguard Group, Inc. is included herein in reliance on a Schedule 13G filed with the SEC on February 13, 2013.

(6)	The principal address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. The shares are owned by the following subsidiaries of BlackRock, Inc.: BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Company Limited, and BlackRock Investment Management (UK) Limited. Information regarding beneficial ownership of our common stock by BlackRock, Inc. is included herein in reliance on a Schedule 13G filed with the SEC on January 30, 2013.

(7)	Includes 10,000 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 6,682 shares of restricted common stock.

(8)	Includes 6,682 shares of restricted common stock.

(9)	Includes 1,979 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 9,810 shares of restricted common stock.

(10)	Includes 6,682 shares of restricted common stock.

(11)	Includes 6,682 shares of restricted common stock.

(12)	Includes 6,682 shares of restricted common stock, as well as 1,259 shares held by a wholly-owned limited liability company of which Mr. McCartney is the sole owner.

(13)	Includes 6,682 shares of restricted common stock.

(14)	Includes 3,121 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 7,898 shares of restricted common stock.

(15)	Includes 10,739 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 23,251 shares of restricted common stock.

(16)	Includes 118,430 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 31,222 shares of restricted common stock, as well as 3,855 shares held by a family partnership.

(17)	Includes an aggregate of 144,269 shares issuable upon exercise of options held by members of the group that are exercisable currently or within 60 days of the Record Date. Also includes 112,273 shares of restricted common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation program with respect to the compensation of persons who appear in the “Summary Compensation Table” (who we refer to collectively throughout this Proxy Statement as our “named executive officers”).

Executive Summary – Business Strategy, Performance and Compensation Decision Making

The Compensation Committee, in making compensation decisions impacting our named executive officers, considers the Company’s business strategy and performance against that strategy. To understand our compensation decision making, it is important to understand the Compensation Committee’s evaluation of the quantitative and qualitative performance of the Company during 2012.1 The Company’s business strategy and performance are described more completely in our 10-K and 10-Q filings.

Huron delivered modest growth in 2012. Compared to 2011, we experienced revenue growth of 3.3%; adjusted EBITDA margins expanded from 18.3% to 18.5%; and adjusted earnings per share from continuing operations of $2.34 increased 10.9%. Compared to the initial guidance range provided to investors, as adjusted for acquisitions closed in 2012, our revenue was 0.8% below the lower end of the guidance range. Our adjusted EBITDA margin was 18.5%, 20 basis points above the lower end of the range of guidance of 18.3%. Our Adjusted EPS of $2.34 achieved the lower end of the range of guidance.

We amended and extended our Credit Facility on more favorable pricing and terms to increase our liquidity, while enhancing flexibility to pursue acquisitions. We reduced our borrowings, net of cash, by $21.1 million, while funding $55.2 million in purchases of businesses and $20.7 million in capital expenditures. Following a slow start to 2012, we ended the year with record fourth quarter revenues of $180.8 million.

Our full-time billable consultant headcount increased by 185 to approximately 1,417, an increase of 15%. Employee turnover was at an all-time low of less than 14%. For the second year in a row, Huron was recognized as one of the Best Firms to Work For by Consulting magazine. Huron was also recognized as one of Modern Healthcare’s largest Healthcare Management Consulting Firms. In 2012, we worked with 800 clients including over 170 new clients.

Huron has a focused strategy as we look to the next three years. The key components of that strategy are:

•	To be recognized as a premier professional services firm serving the healthcare, education, life sciences and legal professions.

[1]	In the following discussion of the Company’s 2012 performance, the Compensation Committee discusses certain of Huron’s results of operations using certain non-GAAP financial measures, which are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 Annual Report on Form 10-K”), Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations under the subheading “Non-GAAP Measures.”

These non-GAAP financial measures include EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS. EBITDA is defined as net income from continuing operations before interest and other expenses, income tax expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted by adding back restatement related expenses, restructuring charges, goodwill impairment charges and litigation settlements (net). Adjusted EBITDA margin is Adjusted EBITDA expressed as a percentage of revenues. Adjusted EPS is defined as earnings per share from continuing operations adjusted for amortization of intangible assets, restatement related expenses, restructuring charges, goodwill impairment charges and litigation settlements (net), on a tax effected basis.

•	To be number one or two in market share in healthcare, education and legal consulting businesses.

•	To achieve our growth organically complemented by acquisitions that fit our strategic and cultural objectives.

•	To strengthen our balance sheet, by continuing to improve working capital and by reducing debt.

The accomplishments that the Compensation Committee focused on in its evaluation of the compensation program are outlined below:

•	Revenue from continuing operations was $626 million in 2012, representing a 3.3% increase from 2011. Revenue is one of our compensation performance measures, which we discuss below.

•

Adjusted EBITDA from continuing operations was $115.8 million in 2012, representing a 4.5% increase from 2011. Adjusted EBITDA margin for 2012 was 18.5%, up from 18.3% in 2011. Adjusted EBITDA margin, a non-GAAP measure, is one of our compensation performance measures, which we discuss below.

•

Adjusted earnings per share from continuing operations was $2.34 compared with $2.11 in 2011, representing a 10.9% increase. Adjusted earnings per share, a non-GAAP measure, is one of our compensation performance measures, which we discuss below.

•

Huron strengthened its balance sheet while continuing to invest in our businesses. The Company reduced its total borrowings by $1 million and increased cash by $20 million, while paying $55.2 million for purchases of businesses and $20.7 million for capital expenditures. The Company also amended and extended its Credit Facility on more favorable terms, including lower pricing and increased flexibility to pursue acquisitions. Strengthening the balance sheet was a factor considered in compensation decisions, which we discuss below.

•

Huron continues its focus on several market areas: Healthcare, Education, Life Sciences, Legal and Financial Consulting. In connection with our fourth quarter and full year 2012 earnings release, we announced the 2013 reorganization of our internal financial reporting structure in order to, among other things, separate our Health and Education Consulting segment into two separate segments: Huron Healthcare and Huron Education and Life Sciences to more closely align the practices with our view of the significant opportunities in each of these markets. These practices continue to share a significant number of academic medical center clients and will continue to closely collaborate in the market.

•	The Company executed three acquisitions to further enhance its business offerings:

(1)	Ascertus Ltd., a London-based source of software solutions and professional services for corporate legal departments and law firms. The addition strengthened Huron Legal’s technology implementation offerings for global clients.

(2)	Adams Grayson, a managed review and legal staffing firm based in Washington, D.C. to provide Huron Legal with a stronger presence serving customers in the Washington, D.C. area, supporting the continued growth of Huron’s business throughout the East Coast.

(3)	A division of Slover-Linett, a research firm focused on quantitative and qualitative research for higher education clients about the opinions and behaviors of prospective, admitted, rejected and current students, which will complement our strong presence in the higher education market and facilitate expanding this service line to our clients.

•	The Company received strong shareholder support for its executive compensation program as evidenced by the vote in excess of 90% favoring the 2012 “Say on Pay” advisory vote.

•	While 2012 TSR was down 13%, Huron’s three-year stock percentage increase was 46% (see chart below).

Leadership Team

This past year Huron’s named executive officer team consisted of the following individuals:

•	Mr. Roth, who continues in the role of Chief Executive Officer, President and Director.

•	Mr. Hussey, who continues in the role of Executive Vice President, Chief Financial Officer and Treasurer.

•	Ms. Ratekin, who continues in the role of Executive Vice President, General Counsel and Corporate Secretary.

•

Mr. Rojas, who was appointed to the role of managing director and leader of the Strategic Growth and Advisory business for Huron Legal on September 4, 2012. Prior to this appointment, he served as Chief Operating Officer. The new position is not an executive officer position and is focused on pursuing strategic growth opportunities for the Company’s Legal Consulting segment.

Philosophy and Objectives of Our Executive Compensation Program

We strive to provide compensation to motivate and reward performance that is in the long-term best interests of our shareholders. We define performance as a blend of financial performance versus goals, achievement of strategic initiatives, and the delivery of value to shareholders. We endeavor to deliver a competitive target total value by using a mix of compensation vehicles that allows us to attract, motivate and retain top leadership talent. We also strive for a high level of clarity about how our program is designed and operates.

The key operational aspects of our compensation program are summarized in the following table:

Dimension of Program	Description
Market Comparison	12 companies comprise our peer group for compensation decision making. This group is reviewed every year by the Compensation Committee.
Total Compensation Opportunity

Generally structure target total direct compensation opportunity within 10% to 15% of the peer group median. Target total direct compensation includes base salary, annual incentive compensation and long-term incentive awards. Actual value received by our named executive officers depends on Company performance.

Compensation Vehicles Used

We rely on base salary, annual cash incentive, stock options and performance shares.

•    Base Salary—reflects fundamental role of executive

•    Annual cash incentive—reward for achieving specific key annual levels of corporate performance

•    Stock Options—aligns the executive with the interests of the shareholders

•    Performance shares—reward for achieving key drivers of long-term shareholder value

Performance Metrics

The value of our compensation components (with the exception of base salary) is based on three categories of performance metrics:

•    Financial goals—annual incentive and performance shares

•    Strategic objectives—annual incentive

•    Stock price appreciation—stock options and performance shares

Perquisites and Special Benefits	Huron did not provide material perquisites to any named executive officer in 2012.
Agreements/Contracts	Each of our named executive officers is covered by a senior management agreement which includes non-solicitation agreements.
Governance Practices

The Compensation Committee takes a number of steps to ensure sound governance. Among these steps are: the Compensation Committee conducts an annual evaluation of its performance; conducts an annual review of its charter; follows a thorough checklist to ensure that charter requirements are followed throughout the year; and has affirmed its independence and that of its external consultant.

External Consultant	Since 2009, the Compensation Committee has received advice from Semler Brossy Consulting Group, LLC (“Semler Brossy”).

Role of Compensation Committee

The Compensation Committee is responsible for, among other things, administering our executive compensation program in a manner consistent with our compensation philosophy and objectives. The principal functions of the Compensation Committee are to:

•	set salaries and annual and long-term incentive levels for the CEO and other executive officers;

•	evaluate annually the performance of the CEO (in coordination with the full board) and review the CEO evaluation of the other senior executives;

•	review and approve the design and competitiveness of compensation plans, executive benefits and perquisites;

•	review annually director compensation and make recommendations to the board;

•	review and approve goals used for the annual and long-term incentive plans;

•	retain and terminate, in its sole discretion, any independent compensation consultant used to assist the Compensation Committee;

•	review and evaluate compensation arrangements to assess whether they could encourage undue risk taking; and

•	create a Compensation Committee report on executive compensation for inclusion in the proxy statement.

The Compensation Committee acts independently, but works closely with our board of directors and the executive management team in making many of its decisions. To support decision making, the Compensation Committee has retained the services of Semler Brossy.

In 2012, the Compensation Committee was comprised entirely of independent directors, none of whom has at any time been an officer or employee of the Company.

Role of Management

Our CEO works together with the Corporate Vice President, Human Resources and the Compensation Committee of our board of directors to establish, review and evaluate compensation packages and policies for our executive officers. Our CEO reviews the performance of each named executive officer and makes recommendations to the Compensation Committee based on his review. In addition, our CEO, CFO, and General Counsel provide input into our strategic goals for future performance periods. However, the Compensation Committee carefully reviews all information before finalizing incentive goals; we believe such a process ensures that goals will be motivating and challenging, but also attainable.

Role of Compensation Advisor

The Compensation Committee continued to retain Semler Brossy as its advisor for the 2012 fiscal year to assist in the ongoing assessment of our executive compensation strategy and program. Semler Brossy reports directly to the Compensation Committee and serves at its sole discretion. Semler Brossy does not perform any other services for the Company other than in connection with its work for the Compensation Committee. The Committee has analyzed whether the work of Semler Brossy as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Semler Brossy; (ii) the amount of fees from the Company paid to Semler Brossy as a percentage of the firm’s total revenue; (iii) Semler Brossy’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Semler Brossy or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by Semler Brossy or the individual compensation advisors employed by the firm. The Committee has determined, based on its analysis of the above factors, that the work of Semler Brossy and the individual compensation advisors employed by Semler Brossy as compensation consultants to the Company has not created any conflict of interest.

Market Comparison

Twelve companies currently comprise the peer group for Huron. These companies were identified as meeting the following criteria:

•	US headquartered and publicly traded

•	Standard Industrial Classification (SIC) or Global Industry Classification Standard (GICS) codes:

•	GICS: Professional Services, excluding Media; Health Care Services or Technology; or

•

SIC: Management Consulting Services, Management Services, or Engineering, Accounting, Research Management and Related Services, excluding Advertising Agencies, Catalogue, Mail-Order Houses, Credit Reporting Agencies, Engineering Services, Help Supply Services, INS Agents & Brokers & Services.

•	Revenue between one-half to two times Huron’s trailing 12 months revenue.

Applying these standards in 2012 resulted in the following changes:

•	EPIQ Systems was added.

•	CRA International was removed.

The chart below lists the 2012 peer group and each company in the peer group’s trailing 12 months revenue and market capitalization as of December 31, 2012.

Huron Consulting Group Peer Group ($MM)

Company	Trailing 12 Months Revenue	Market Cap 12/31/2012
FTI Consulting	$1,568	$1,369
IHS	$1,486	$6,330
MAXIMUS	$1,050	$2,155
Accretive Health	$974	$1,126
ICF International	$919	$458
Navigant Consulting	$816	$571
CBIZ	$756	$296
MedAssets	$633	$990
Resources Connection	$567	$489
Duff & Phelps	$464	$632
Advisory Board	$414	$1,630
EPIQ Systems	$351	$458

Median	$786	$811

Huron Consulting Group	$663	$773

Principal Components of Compensation

Targeting of Total Direct Compensation.    The Compensation Committee’s objective is to target total direct compensation within 10% to 15% of the median of the peer group for each named executive officer.

It is the assessment of the Compensation Committee that the total direct compensation levels of our named executive officers including our CEO are consistent and aligned with the competitive median of our peer group. The most recent analysis by Semler Brossy indicated that the total direct compensation levels are at the low end of +/-10% to 15% of median range with the exception of the CEO, who is in the market median range.

2012 Base Salary and Annual Incentive Changes.     The Compensation Committee approved the following changes to base salary and target annual incentive levels for the named executive officers for 2012 compared to 2011.

Executive Officer	Compensation	Rationale
James H. Roth	Salary - $800,000 2012 Target AIP* - 110% of salary	No changes made.

C. Mark Hussey	Salary - $325,000 to $350,000 2012 Target AIP - 80% of salary	Base salary adjusted based on individual performance.

James K. Rojas	Salary - $550,000 2012 Target AIP - 80% to 90% of salary	AIP adjusted based on individual performance.

Diane E. Ratekin	Salary - $325,000 to $350,000 2012 Target AIP - 50% of salary	Base salary adjusted based on individual performance.

*	AIP is defined as Annual Incentive Plan

2012 Annual Incentive Performance.     The Compensation Committee approved a total annual incentive payout of 70% of target to each named executive officer. This amount was determined in the following fashion:

1.	A payout of 48.8% of target to each named executive officer was first determined based on revenue and adjusted EBITDA margin targets established for the plan year and the Compensation Committee’s evaluation of performance versus strategic measures established for the plan year.

•	Revenue reflects performance of the Company’s mandate to continue expansion of its service offerings and market presence.

•	Adjusted EBITDA margin percentage is used to reinforce the Company’s focus on profitable growth.

•

Strategic measures are designed to reinforce the importance of specific initiatives, and the performance against these strategic measures was evaluated based on the judgment of the Compensation Committee. To ensure compliance with the terms of Section 162(m) with respect to the payments under the program as performance-based compensation, for a payout up to the maximum under strategic measures, which is 125% of target, GAAP EPS must exceed $.05.

2.	The board also evaluated the overall results of the named executive officers in their collective leadership of Huron. The Compensation Committee noted the following performance:

•	Strong fourth quarter revenue performance.

•	Excellent cost control efforts that resulted in strong EBITDA and EPS performance despite the revenue falling short of target.

•	Successful integration of multiple acquisitions during the year.

•	Net reduction of borrowings while funding acquisitions and capital expenditures.

3.

As a result of considering these additional performance factors, the board awarded a discretionary bonus, which together with the 48.8% earned under the Annual Incentive Plan, resulted in an overall payout equal to 70% of the target amount under the Annual Incentive Plan. The 70% payout level is in line with the average Company-wide bonus funding levels for 2012. The additional 21.2% payout was determined outside of the Annual Incentive Plan and is reflected in the Summary Compensation Table under the Bonus column.

The chart below shows the results of each performance measure and the calculation of the incentive award.

			2012 Performance Targets
Measure	Weight	2012 Actual	25%	100%	125%	% Earned
Revenue	40%	$626MM	$631MM	$671MM	$686MM	0%
EBITDA Percentage	30%	18.5%	18.3%	18.7%	19.0%	63%
Strategic Measures	30%		Evaluated at 100% (1)			100%
Results from AIP — Incorporating Weightings						49%
Additional Bonus						21%
Total Bonus as % of Target						70%

(1)	In determining the named executive officers’ performance against the strategic measures, the Compensation Committee reviewed results in the following seven areas:

•	Continue to develop and expand Clinical and Academic Medical Center solution.

•	Diversify Legal Consulting customer base, continue turnaround in Legal Advisory and improve International profitability.

•	Enhance growth in Financial Consulting practice by implementing Healthcare M&A and Operational Improvement solutions.

•	Develop succession planning program for key senior leadership roles.

•	Identify and complete tuck-in acquisitions to supplement organic growth.

•	Implement an effective working capital management program.

•	Determine and execute real estate strategy.

The Compensation Committee determined that performance met or exceeded all measures with the exception of International profitability within the Legal Consulting practice. The Committee then considered that within the Legal Consulting practice, a global sales organization was launched; the Advisory solution generated 37% revenue growth; and two strategic acquisitions were completed including one in the United Kingdom. A new data center was also completed in the United Kingdom which will support future International growth and profitability. Overall, after considering the performance in all seven areas, the Compensation Committee determined that 100% is an appropriate rating.

Long-Term Incentive Decisions for 2012

2012 Long-Term Equity Grant.     The 2012 grants were structured as 70% performance shares and 30% stock options (weighting based on grant date fair value) to ensure there is appropriate focus on driving both financial performance and shareholder returns.

	2012 Equity Grants
Executive	Performance Shares	Stock Options
James H. Roth	20,534	19,661
C. Mark Hussey	6,417	6,144
James K. Rojas	12,101	11,586
Diane E. Ratekin	3,208	3,072

As detailed in the chart above, performance shares and stock options were granted on March 1, 2012. The performance shares will qualify for vesting based on Huron’s overall non-GAAP adjusted EPS targets that were established at the beginning of the year as set out below. Interpolation is used when results are between the established performance levels.

	2012 Actual	2012 Performance Goals/Payouts
		25%	100%	125%
Non-GAAP EPS	$2.34	$2.34	$2.59	$2.76

Non-GAAP adjusted EPS is used in the long-term incentive plan to ensure that the named executive officers are focused on profitability for shareholders over time. Once the performance has been determined, one-third of the shares earned will vest immediately; two-thirds will vest at the end of 2014.

For the 2012 fiscal year, actual adjusted EPS was $2.34 and, as such, each named executive officer earned 25% of the grant of performance shares, with one-third vesting on December 31, 2012 and the balance vesting on December 31, 2014.

The stock options were granted on March 1, 2012. The stock options granted will vest 25% per year over four years based on continued service.

2012 Say on Pay Vote

We were pleased to receive a vote in excess of 90% favoring the 2012 “Say on Pay” advisory vote. We believe this positive vote reflects the number of improvements that were made in our executive compensation program in 2009, 2010 and 2011. In light of the strong support, we made no significant changes to our executive compensation program based on concerns or issues raised by our shareholders. Shareholders at the 2011 Annual Meeting expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, the Company will hold its advisory vote on the compensation of the Company’s named executive officers annually until the 2017 Annual Meeting, at which time shareholders will again be asked to vote on the frequency of advisory votes on named executive officer compensation. We continue to desire feedback from our shareholders on our executive compensation program and will consider the views of our shareholders as we evaluate our compensation program in 2013.

Health and Welfare Benefits

The named executive officers are eligible for the same benefits generally available to Huron employees. The Company provides to all of its managing directors, Corporate Vice Presidents and named executive officers enhanced disability and life insurance benefits, and to Executive Vice Presidents it offers reimbursement of the cost of an annual executive physical examination.

Deferred Compensation

The Company also offers a nonqualified deferred compensation plan (the “DCP”) to all managing directors, Corporate Vice Presidents, named executive officers and independent directors. The DCP allows participants to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of investment vehicles. In 2012, none of the executive officers or independent directors elected to participate in the DCP.

Perquisites

Huron did not provide material perquisites to any named executive officer in 2012. The Company provides to all of its managing directors, Corporate Vice Presidents and executive officers enhanced disability and life insurance benefits, and to Executive Vice Presidents it offers reimbursement of the cost of an annual executive physical examination.

Change of Control / Severance Agreements

The Compensation Committee periodically reviews typical industry practices concerning severance and change of control agreements compared to Huron’s severance and change of control agreements. Huron has entered into agreements with each of the named executive officers that provide for benefits upon termination of employment under certain circumstances, including in connection with a change of control of the Company. Huron provides these benefits as a means of remaining competitive, retaining executive officers, focusing executive officers on shareholder interests when considering strategic alternatives, and providing income protection in the event of involuntary loss of employment. In general, these arrangements provide for severance benefits upon Huron’s termination of the executive’s employment without cause or resignation by the executive for good reason (constructive termination). In the event of a change of control of Huron, and if the executive’s employment is terminated without cause or for good reason (constructive termination), the executive will receive enhanced severance benefits. Huron provides enhanced severance benefits with a so-called “double trigger” because the Company believes that the executive officers would be materially harmed in a change of control only if it results in reduced responsibilities or compensation or loss of employment for the executive. Huron is not obligated under any gross-up provisions for excise tax payments for the CEO and other named executive officers in the event of a change of control.

Please refer to the discussion under “Employment and Severance Agreements” below for a more detailed discussion of the severance and change of control arrangements with the named executive officers.

Clawback Provisions

Currently the SEC and the NASDAQ are engaged in rulemaking to revise the listing standards to require a clawback policy in accordance with the applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Once this rulemaking is completed, the Company will promptly adopt an appropriate clawback policy.

Stock Ownership Guidelines, Holding Requirements, Hedging and Pledging Policies

In 2010, the Compensation Committee adopted stock ownership guidelines for Huron’s named executive officers and directors. The guidelines, set forth below, are consistent with peer practices and designed to promote alignment with the interests of stockholders and the Company’s commitment to sound corporate governance.

Position	Stock Ownership Guideline
CEO	the lesser of 3x salary or 120,000 shares
CFO	the lesser of 2x salary or 50,000 shares
Other Executive Officers	the lesser of 1x salary or 20,000 shares
Non-employee Directors	the lesser of 3x annual retainer or 9,000 shares

Until the relevant stock ownership target is achieved, executive officers are required to retain a number of shares equal to at least 60% of the net after tax proceeds from the exercise of stock options or vesting of restricted stock and performance shares. Only shares owned outright count towards ownership requirements. Unexercised stock options and unvested performance or restricted stock do not count.

Mr. Roth and all of our non-employee directors have met the stock ownership guidelines. Mr. Hussey and Ms. Ratekin are expected to retain a number of shares equal to at least 60% of the net after tax value from the exercise of stock options or vesting of restricted stock and performance shares until they satisfy the ownership requirements.

The Company has an insider trading policy that prohibits directors, officers, employees and contractors from entering into transactions in publicly traded puts, calls or other derivative securities with respect to Huron’s stock and requires that any other transaction that “hedges” the ownership in Huron’s stock be pre-cleared by the General Counsel. In addition, the board has adopted a policy that requires board approval of any hedging activities by executive officers, and the board has indicated it would not approve any such hedging activities except in unusual circumstances.

The Company also has a pledging policy that in general prohibits directors, officers, employees, and contractors from holding Company securities in a margin account or pledging Company securities as collateral for a loan. Limited exceptions may be made by the General Counsel if the person wishes to pledge Company securities as collateral for a loan (and not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

Tax Considerations

Section 162(m).    Section 162(m) of the Code generally limits the deductibility for federal income tax purposes of compensation in excess of $1 million to the CEO or any of the next three most highly paid executive officers of a publicly held corporation (other than the CFO). Huron may deduct compensation exceeding $1 million for federal income tax purposes if the compensation is paid pursuant to a performance-based, nondiscretionary plan that is approved by stockholders. Both the annual incentive plan and the equity plans comply with all the provisions of Section 162(m). The Compensation Committee reserves the right to pay compensation that is not performance based and that may not be deductible under Section 162(m).

Section 280G.    Section 280G of the Code disallows a company’s tax deduction for certain payments in connection with a change of control defined as “excess parachute payments,” and Section 4999 of the Code imposes a 20% excise tax on certain persons who receive excess parachute payments. The Compensation Committee amended senior management agreements in 2010 to ensure that severance payments would not be classified as “excess parachute payments.”

Under the terms of our senior management agreements, if any amount, right or benefit paid or payable to the executive under the agreement or any other plan, program or arrangement would constitute an “excess parachute payment” under Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments payable to the executive under the agreement will be reduced to the extent necessary so that no portion of such payments is subject to such excise tax.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non Equity Incentive Plan Compensation ($)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total Compensation ($)
James H. Roth President and Principal Executive Officer	2012	800,000	186,560	429,440	195,978	336,006	28,285	1,976,269
	2011	800,000	—	781,440	760,453	335,995	26,767	2,704,655
	2010	800,000	264,000	—	1,433,590	1,108,000	27,437	3,633,027

C. Mark Hussey Executive Vice President, Principal Financial Officer and Treasurer (5)	2012 2011	350,000 169,521	59,360 —	136,640 92,431	61,241 369,576	105,001 26,598	25,826 13,099	738,067 671,224

James K. Rojas Former Executive Vice President, Principal Operating Officer (6)	2012 2011 2010	550,000 527,808 460,000	104,940 — 110,400	241,560 390,720 —	115,495 441,328 395,891	198,005 194,989 —	24,980 24,063 22,885	1,234,979 1,578,908 989,176

Diane E. Ratekin Executive Vice President, General Counsel and Corporate Secretary (7)	2012 2011	350,000 312,890	37,100 100,000	85,400 144,300	30,620 276,262	52,500 58,496	26,014 19,690	581,635 911,638

(1)	The amount in this Bonus column for 2012 represents a discretionary award determined by the board to recognize additional efforts outside of those in the 162(m) compliant Annual Incentive Plan. For additional details related to the determination of this award, reference the “2012 Annual Incentive Performance” section of the Compensation Discussion and Analysis.

The amount listed in the 2011 Bonus column for Ms. Ratekin represents a retention award paid on March 4, 2011. This retention award was for the period March 1, 2010 through March 1, 2011.

In 2010, the cash incentive plan was not 162(m) compliant so all cash payments are listed in the Bonus column.

(2)	This column represents the aggregate grant date fair value of restricted stock and/or performance share unit awards. In 2012, each of the executives received performance share units and none received time-based restricted stock. In 2011, all of the executives received performance share units; Mr. Hussey and Ms. Ratekin also received time-vested restricted stock grants. In 2010, Mr. Rojas received only performance share units; Mr. Roth received both performance share units and time-vested restricted stock grants.

The value of the performance share units in the table is the grant date fair value of the units that were earned in each year. In 2012, 25% of the target awards were earned. In 2011, 97% of the target awards were earned. In 2010, 39.6% of the target amount was earned.

For further details on the number of shares, please refer to the table under the caption “2012 Grants of Plan-Based Awards” below. For further details on the performance share unit plan, please refer to the “Long-Term Incentive Compensation” section within the “Compensation Elements” section of the Compensation Discussion and Analysis. For further details on the valuation of the shares, please refer to the notes under “2012 Grants of Plan-Based Awards” below and footnote 14 of the Company’s 2012 Annual Report on Form 10-K.

(3)	This column represents the aggregate grant date fair value of options granted in each of the respective years. Values represented are the Black-Scholes value. For further details on the number and valuation of the options, please refer to the notes under “2012 Grants of Plan-Based Awards” below and footnote 14 of the Company’s 2012 Annual Report on Form 10-K.

(4)	All Other Compensation for 2012 is detailed in the following table.

(5)	Mr. Hussey was hired on July 18, 2011 as Chief Financial Officer. Upon his hire he was granted 10,000 shares of time-vested restricted stock that vest over four years, with 25% vesting on each anniversary of the grant date.

(6)	On September 4, 2012, Mr. Rojas was appointed to the role of managing director and leader of the Strategic Growth and Advisory business for Huron Legal. Prior to this appointment, he served as Chief Operating Officer. The new position is not an executive officer position. Effective March 31, 2011, Mr. Rojas was appointed Chief Operating Officer and continued as acting Chief Financial Officer until July 18, 2011 when Mr. Hussey was hired. In recognition of his new role of COO, Mr. Rojas’s salary was increased on April 1, 2011 to $550,000 from $460,000.

(7)	Ms. Ratekin became Vice President and General Counsel effective February 22, 2011. Ms. Ratekin has been employed by Huron since 2005 and previously served as Deputy General Counsel. On December 12, 2011, Ms. Ratekin was appointed Corporate Secretary. The amount listed in the Stock Awards column includes a grant of restricted stock valued at $12,974 in recognition of her 2010 performance as Deputy General Counsel.

All Other Compensation

Name	Executive Long-Term Disability ($)(1)	Executive $1M Term Life Insurance ($)(2)	Company Provided 401(k) Match ($)(3)	Other Benefits and Perquisites ($)(4)	Total All Other Compensation ($)(5)
James H. Roth	6,777	2,583	15,000	3,925	28,285
C. Mark Hussey	3,121	3,205	15,000	4,500	25,826
James K. Rojas	4,769	1,461	15,000	3,750	24,980
Diane E. Ratekin	4,565	2,173	15,000	4,276	26,014

(1)	Executive Long-Term Disability is provided to all executives and managing directors.

(2)	Executive Term Life Insurance is provided to all executives and managing directors.

(3)	Huron provides a Company 401(k) match to all participating employees.

(4)	Other Benefits and Perquisites includes the cost of an executive physical, which Huron pays for executive officers, and a work-life benefit available to all employees that reimburses up to $300 annually for purchases that assist in maintaining work-life balance. Huron also has White Sox season tickets for client entertainment.

(5)	The table does not include any amounts for use of sports tickets by the named executive officers because no incremental costs were incurred by the Company. The Company purchases season tickets to sporting events for business outings with customers and vendors. If the tickets are not being used for business purposes, the named executive officers and other employees may have opportunities to use these tickets. Huron provides no other executive perquisites.

2012 Grants of Plan-Based Awards

The following table summarizes the grants of equity awards and annual cash incentive awards for 2012 to each named executive officer.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)
Name	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Option Awards: No. of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Each Award ($)(2)(4)
James H. Roth	3/1/2012	2/16/2012	—	—	—	5,133	20,534	25,668	—	—	784,000
	3/1/2012	2/16/2012	—	—	—	—	—	—	19,661	38.18	336,006
			220,000	880,000	1,100,000	—	—	—	—	—	—

C. Mark Hussey	3/1/2012	2/16/2012	—	—	—	1,604	6,417	8,021	—	—	245,000
	3/1/2012	2/16/2012	—	—	—	—	—	—	6,144	38.18	105,001
			70,000	280,000	350,000	—	—	—	—	—	—

James K. Rojas	3/1/2012	2/16/2012	—	—	—	3,025	12,101	15,126	—	—	462,000
	3/1/2012	2/16/2012	—	—	—	—	—	—	11,586	38.18	198,005
			123,750	495,000	618,750	—	—	—	—	—	—

Diane E. Ratekin	3/1/2012	2/16/2012	—	—	—	802	3,208	4,010	—	—	122,500
	3/1/2012	2/16/2012	—	—	—	—	—	—	3,072	38.18	52,500
			43,750	175,000	218,750	—	—	—	—	—	—

(1)	For the cash award, the Target, Threshold and Maximum represent the range of cash award that could be earned. Threshold is 25% of target and Maximum represents 125% of target. Based on the achievement of specific financial goals, the Compensation Committee determined that 48.8% of the target award was earned.

(2)	The full grant date fair values of the March 1, 2012 performance-based restricted stock units (PSUs) are based on the closing price of Huron stock of $38.18 on February 28, 2012, the last trading day prior to the grant of the awards. The March 1, 2012 PSUs were earned on the achievement of specific financial goals described below. One-third of the earned PSUs vest upon completion of the performance period, which ended December 31, 2012, and the remaining two-thirds will vest on December 31, 2014 if the individual is still employed by Huron on that date.

The Target award column represents the base number of shares that could be earned; the Threshold column represents the minimum number of shares (25%) and the Maximum column represents the maximum number of shares (125%) that each named executive officer could earn. Based on the achievement of specific financial goals, the Compensation Committee determined that 25% of the shares were earned.

The following table shows the actual number of performance share units (PSUs) with respect to 2012 performance that were allocated on February 21, 2013, the date at which the actual performance results were determined. One-third of the earned PSUs vest upon completion of the performance period and the remaining two-thirds vest two years later, if the individual is still employed by Huron on that date.

Name	Performance Share Units Earned	Performance Share Units Vested
James H. Roth	5,133	1,711
C. Mark Hussey	1,604	534
James K. Rojas	3,025	1,008
Diane E. Ratekin	802	267

(3)	Options and PSUs granted under the Company’s 2004 Omnibus Plan.

(4)	The March 1, 2012 option grants are subject to 25% vesting on each anniversary of the grant date provided the individual is still employed by Huron on the applicable vesting date. The grant date fair value of $17.09 for the March 1, 2012 option grants was determined using the Black-Scholes valuation method.

Employment and Severance Agreements

The Company currently has employment agreements with each of its named executive officers.

Roth senior management agreement

On January 12, 2010, the Company entered into an Amended and Restated Senior Management Agreement, effective as of July 30, 2009, with James H. Roth, CEO and President of the Company (the “Roth Agreement”). Set forth below is a brief description of the material terms of the Roth Agreement.

Term of Agreement. The Roth Agreement covers a term beginning on July 30, 2009 and continuing for three years from that date. Following the expiration of that initial three-year term, the Roth Agreement will be automatically renewed every 12 months, unless Mr. Roth or the Company provides 60 days’ notice to the other that such automatic renewal shall cease. The Roth Agreement may be terminated earlier by Mr. Roth or the Company pursuant to its terms.

Base Salary. The Roth Agreement provides for an annual base salary of $800,000.

Annual Target Bonus. Each calendar year Mr. Roth will be eligible for an annual target bonus in an amount determined by the Compensation Committee based on performance and the Company’s compensation policies, which target bonus will not be less than 110% of Mr. Roth’s base salary. The actual amount of such annual bonus to be paid to Mr. Roth will be based on performance (the targets for which will be established within the first 90 days of the year to which such target bonus relates).

Equity Awards. Mr. Roth will generally be eligible to participate in the Company’s equity plans, with the amount and terms of any equity awards being in the sole discretion of the Compensation Committee and based on performance and the Company’s compensation policies.

Other Benefits. Mr. Roth will be eligible to participate in the Company’s various health and welfare benefit plans for its similarly situated key management employees.

Post-Termination Payments. If Mr. Roth’s employment is terminated by the Company without Cause, or he resigns for Good Reason, Mr. Roth will be entitled to: (i) severance pay in an amount equal to the sum of his annual base salary and then-prevailing target bonus (“Severance Pay”), (ii) continuation of medical, dental and vision benefits for 12 months upon the same terms as exist from time to time for active similarly situated executives of the Company, (iii) a cash payment equal to the annual bonus he would have earned for the year of termination or resignation based on performance, prorated based upon the number of days employed in the year of termination or resignation, and (iv) pro rata vesting of any outstanding equity awards granted to Mr. Roth prior to 2010. In addition, Mr. Roth’s equity award agreements subsequent to December 31, 2009 provide for pro rata vesting of unvested restricted shares and service-based option awards and pro rata vesting of performance shares based on actual performance. The receipt of such benefits is conditioned upon Mr. Roth’s compliance with the covenants, representations and warranties contained in the Roth Agreement, as well as the execution and acceptance of the terms and conditions of a general release in the standard form used by the Company.

“Good Reason” is defined in the Roth Agreement to mean a resignation following: (i) a change in Mr. Roth’s primary location of employment to a location that is more than 75 miles from Chicago, Illinois, (ii) a material breach of the Roth Agreement by the Company, (iii) a material reduction in his base salary or target cash compensation for a year, (iv) a material diminishment of his position, title, duties or responsibilities, or (v) the execution of a binding agreement committing the Company to a Change of Control (as defined in the Roth Agreement) without also committing legally and announcing publicly that Mr. Roth shall become the Chief Executive Officer of the surviving Company. The Roth Agreement provides the Company the right to cure prior to a resignation for Good Reason.

Change of Control. If (i) Mr. Roth’s employment is terminated by the Company without Cause or if he resigns for a CoC Good Reason within two years following a Change of Control or (ii) Mr. Roth reasonably demonstrates that his termination by the Company (or an event which, had it occurred after a Change of Control, would have constituted a CoC Good Reason) prior to a Change of Control was attributable to, or intended to facilitate a Change of Control or was at the request of a third party acting to effect a Change of Control, and a Change of Control actually occurs within 12 months of such termination or resignation (each of (i) and (ii), a “Qualifying Termination”), then Mr. Roth will be entitled to: (a) cash equal to his target bonus for the year of termination or resignation, prorated based on the number of days employed in the year of termination or resignation, (b) cash equal to two times the sum of his annual base salary and target bonus for the year of termination or resignation, and (c) continuation of medical, dental and vision benefits for two years following the date of such termination or resignation upon the same terms as exist for him immediately prior to the termination or resignation date. In addition, in the case of a Qualifying Termination that occurs prior to a Change of Control, Mr. Roth will be provided with a cash payment equal to the difference between (i) the amount of the premium paid by him for continuation of medical benefits under COBRA between the Qualifying Termination and the date of the Change of Control and (ii) the amount of the premium that Mr. Roth would have paid for medical coverage during such period had his coverage been continued during such period upon the same terms as existed for him immediately prior to the termination or resignation date. All of Mr. Roth’s outstanding restricted stock and performance share grants that were awarded at or prior to the time of the Change of Control will fully vest upon the occurrence of a Qualifying Termination. Mr. Roth’s service-based unvested option award will vest only if the acquirer does not assume the option upon a Qualifying Termination. The option award with a performance requirement will only vest if as of the Change of Control date the performance requirement is met and the acquirer does not assume the option upon a Qualifying Termination. The receipt of the benefits described in this paragraph is conditioned on Mr. Roth’s compliance with covenants, warranties and representations in the Roth Agreement and his execution and acceptance of the terms of a general release of the Company. The payments in clauses (a) and (b) of this paragraph shall be in lieu of any Severance Pay and any other plan or agreement providing for severance payments or benefits. Further, Mr. Roth will not be entitled to payments and benefits under both the Change of Control provisions of the Roth Agreement and the provisions of the Roth Agreement governing compensation after termination unrelated to a Change of Control.

“CoC Good Reason” is defined in the Roth Agreement to mean certain adverse changes in anticipation of, or within two years following, a Change of Control including: (a) any material breach of the Roth Agreement by the Company, (b) any material adverse change in Mr. Roth’s status, responsibilities or position with the Company, (c) any material reduction in his base salary or Target Bonus, other than in connection with an across-the-board reduction in base salaries applicable in like proportions to all similarly situated executives of the Company and any direct or indirect parent of the Company, (d) assignment of duties to Mr. Roth that are materially inconsistent with his position and responsibilities described in the Roth Agreement, including, specifically, assignment of a position other than as Chief Executive Officer of the surviving Company, or (e) requiring Mr. Roth to be principally based at any office or location that is greater than 75 miles from Chicago, Illinois.

The Roth Agreement further provides that, if any amount, right or benefit paid or payable to Mr. Roth under the Roth Agreement or any other plan, program or arrangement would constitute an “excess parachute payment” under Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments payable to Mr. Roth under the Roth Agreement will be reduced to the extent necessary so that no portion of such payments is subject to such excise tax.

Hussey senior management agreement

On July 7, 2011, the Company entered into a Senior Management Agreement, effective as of July 18, 2011, with C. Mark Hussey, CFO and Treasurer of the Company (the “Hussey Agreement”). Set forth below is a brief description of the material terms of the Hussey Agreement.

Term of Agreement. The Hussey Agreement covers a term beginning on July 18, 2011 and continuing for one year from that date (the “Initial Period”). Following the expiration of that initial one-year term, the Hussey Agreement will be automatically renewed every 12 months, unless Mr. Hussey or the Company provides 60 days’ notice to the other that such automatic renewal shall cease. The Hussey Agreement may be terminated earlier by Mr. Hussey or the Company pursuant to its terms.

Base Salary. The Hussey Agreement provides for an annual base salary, payable in accordance with the Company’s customary payroll practices as in effect from time to time. At the conclusion of the Initial Period, the CEO shall perform an annual review of Mr. Hussey’s compensation based on Mr. Hussey’s performance of his duties and the Company’s other compensation policies. The term base salary shall include any changes to the base salary from time to time.

Annual Target Bonus. Each calendar year Mr. Hussey will be eligible for an annual target bonus in an amount determined by the Compensation Committee of the board based on performance and the Company’s compensation policies. The actual Annual Bonus paid will be based on the Company and Mr. Hussey’s performance.

Equity Awards. Mr. Hussey will generally be eligible to participate in the Company’s equity plans, with the amount and terms of any equity awards being in the sole discretion of the Compensation Committee based on the Company’s and Mr. Hussey’s performance and the Company’s compensation policies.

Other Benefits. Mr. Hussey will be eligible to participate in the Company’s various health and welfare benefit plans for its similarly situated key management employees.

Post-Termination Payments. If Mr. Hussey’s employment is terminated by the Company without Cause or he resigns for Good Reason, in either case, Mr. Hussey will be entitled to: (i) severance pay in an amount equal to six months base salary (“Severance Pay”) and (ii) continuation of medical benefits for six months upon the same terms as exist from time to time for active similarly situated executives of the Company. The receipt of such benefits is conditioned upon Mr. Hussey’s compliance with the covenants, representations, warranties and agreements contained in the Hussey Agreement, as well as the execution and acceptance of the terms and conditions of a general release in the standard form used by the Company.

“Good Reason” is defined in the Hussey Agreement to mean a resignation following: (i) a change in Mr. Hussey’s primary location of employment to a location that is more than 50 miles from Chicago, Illinois, (ii) a failure to comply with any material term of the Hussey Agreement by the Company, (iii) a material reduction in his base salary or benefits coverage, provided that such reduction is without his consent, is not warranted by the Company’s financial condition, and is not a change that applies uniformly to similarly situated Company executives.

Change of Control. If (i) Mr. Hussey’s employment is terminated by the Company without Cause or if he resigns for a CoC Good Reason, in either case, within two years following a Change of Control or (ii) Mr. Hussey reasonably demonstrates that his termination by the Company (or an event which, had it occurred after a Change of Control, would have constituted a CoC Good Reason) prior to a Change of Control was attributable to or intended to facilitate a Change of Control or was at the request of or instigation of a third party acting to effect a Change of Control, and a Change of Control actually occurs within 12 months of such termination or resignation (each of (i) and (ii), a “Qualifying Termination”), then Mr. Hussey will be entitled to:

(a) cash equal to the then-prevailing target amount of his annual bonus (the “Target Bonus”) for the year of termination or resignation, prorated based on the number of days employed in the year of termination or resignation, (b) cash equal to the sum of his annual base salary and Target Bonus, if any, for the year of termination or resignation and (c) continuation of medical benefits for one year following the date of such termination or resignation upon the same terms as exist for him immediately prior to the termination or resignation date. In addition, in the case of a Qualifying Termination that occurs prior to a Change of Control, Mr. Hussey will be provided with a lump sum cash payment equal to the difference between (i) the amount of the premium paid by him for continuation of medical benefits under COBRA from the date of the Qualifying Termination through the date of the Change of Control (the “Pre-CoC Coverage Period”) and (ii) the amount of the premium that Mr. Hussey would have paid for continuation of medical coverage during the Pre-CoC Coverage Period. All of Mr. Hussey’s outstanding equity grants that were awarded at or prior to the time of the Change of Control will fully vest upon the occurrence of a Qualifying Termination. The receipt of the benefits described in this paragraph is conditioned on Mr. Hussey’s compliance with covenants, warranties, representations and agreements in the Hussey Agreement, as well as his execution and acceptance of the terms and conditions of a general release in the standard form used by the Company.

“CoC Good Reason” is defined in the Hussey Agreement to mean the occurrence of any of the following within the 24-month period following a Change of Control: (a) any material breach of the Hussey Agreement by the Company, (b) any material adverse change in Mr. Hussey’s status, responsibilities or position with the Company, (c) any material reduction in his base salary, other than in connection with an across-the-board reduction in base salaries applicable in like proportions to all similarly situated executives of the Company and any direct or indirect parent of the Company, (d) assignment of duties to Mr. Hussey that are materially inconsistent with his position and the responsibilities described in the Hussey Agreement or (e) requiring Mr. Hussey to be principally based at any location that is greater than 50 miles from Chicago, Illinois.

The Hussey Agreement further provides that if any amount, right or benefit paid or payable to Mr. Hussey under the Hussey Agreement or any other plan, program or arrangement would constitute an “excess parachute payment” under Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments payable to Mr. Hussey under the Hussey Agreement will be reduced to the extent necessary so that no portion of such payments is subject to the excise tax.

Rojas senior management agreement

On March 2, 2010, the Company entered into an Amended and Restated Senior Management Agreement, effective as of October 1, 2009, with James K. Rojas, then COO of the Company (the “Rojas Agreement”). Set forth below is a brief description of the material terms of the Rojas Agreement.

Term of Agreement. The Rojas Agreement covers a one-year term. Following the expiration of that initial one-year term, the Rojas Agreement automatically renews every 12 months, unless Mr. Rojas or the Company provides 60 days’ notice to the other that such automatic renewal shall cease. The Rojas Agreement may be terminated earlier by Mr. Rojas or the Company pursuant to its terms.

Base Salary. The Rojas Agreement entitles Mr. Rojas to an annual base salary. The amount of such base salary is not specified in the Rojas Agreement. The CEO of the Company will review Mr. Rojas’s compensation annually, based on Mr. Rojas’s performance and the Company’s other compensation policies. Mr. Rojas’s base salary may not be reduced without his consent unless such reduction is part of a comparable overall reduction for members of senior management of the Company.

Annual Target Bonus. Each calendar year Mr. Rojas will be eligible for an annual bonus in an amount determined by the Compensation Committee based on the Company’s and Mr. Rojas’s performance and the Company’s compensation policies.

Equity Awards. Mr. Rojas will generally be eligible to participate in the Company’s equity plans, with the amount and terms of any equity awards being in the sole discretion of the Compensation Committee based on the Company’s and Mr. Rojas’s performance and the Company’s compensation policies.

Other Benefits. Mr. Rojas will be eligible to participate in the Company’s various health and welfare benefit plans for its similarly situated key management employees.

Post-Termination Payments. If Mr. Rojas’s employment is terminated by the Company without Cause or he resigns for Good Reason, in either case, Mr. Rojas will be entitled to: (i) severance pay in an amount equal to six months base salary (“Severance Pay”), (ii) pro rata vesting of any outstanding equity awards granted to Mr. Rojas prior to 2010 and (iii) continuation of medical benefits for six months upon the same terms as exist from time to time for active similarly situated executives of the Company. In addition, Mr. Rojas’s equity award agreements subsequent to December 31, 2009 provide for pro rata vesting of unvested restricted shares and pro rata vesting of performance shares based on actual performance. The receipt of such benefits is conditioned upon Mr. Rojas’s compliance with the covenants, representations, warranties and agreements contained in the Rojas Agreement, as well as the execution and acceptance of the terms and conditions of a general release in the standard form used by the Company.

“Good Reason” is defined in the Rojas Agreement to mean a resignation, not in connection with a Change of Control, following a change in Mr. Rojas’s primary location of employment to a location that is more than 75 miles from Chicago, Illinois.

Change of Control. If (i) Mr. Rojas’s employment is terminated by the Company without Cause or if he resigns for a CoC Good Reason, in either case, within two years following a Change of Control or (ii) Mr. Rojas reasonably demonstrates that his termination by the Company (or an event which, had it occurred after a Change of Control, would have constituted a CoC Good Reason) prior to a Change of Control was attributable to, or intended to facilitate a Change of Control or was at the request of a third party acting to effect a Change of Control, and a Change of Control actually occurs within 12 months of such termination or resignation (each of (i) and (ii), a “Qualifying Termination”), then Mr. Rojas will be entitled to: (a) cash equal to the target amount of his annual bonus (the “Target Bonus”) for the year of termination or resignation, prorated based on the number of days employed in the year of termination or resignation, (b) cash equal to two times the sum of his annual base salary and Target Bonus, if any, for the year of termination or resignation and (c) continuation of medical benefits for two years following the date of such termination or resignation upon the same terms as exist for him immediately prior to the termination or resignation date. In addition, in the case of a Qualifying Termination that occurs prior to a Change of Control, Mr. Rojas will be provided with a cash payment equal to the difference between (i) the amount of the premium paid by him for continuation of medical benefits under COBRA between the date of the Qualifying Termination and the date of the Change of Control and (ii) the amount of the premium that Mr. Rojas would have paid for medical coverage during such period had his coverage been continued during such period upon the same terms as existed for him immediately prior to the termination or resignation date. All of Mr. Rojas’s outstanding equity grants that were awarded at or prior to the time of the Change of Control will fully vest upon the occurrence of a Qualifying Termination. The receipt of the benefits described in this paragraph is conditioned on Mr. Rojas’s compliance with covenants, warranties, representations and agreements in the Rojas Agreement, as well as his execution and acceptance of the terms and conditions of a general release in the standard form used by the Company.

“CoC Good Reason” is defined in the Rojas Agreement to mean certain adverse changes in anticipation of, or within two years following, a Change of Control including: (a) any material breach of the Rojas Agreement by the Company, (b) any material adverse change in Mr. Rojas’s status, responsibilities or position with the Company, (c) any material reduction in his base salary or Target Bonus, other than in connection with an across-the-board reduction in base salaries applicable in like proportions to all similarly situated executives of the Company and any direct or indirect parent of the Company, (d) assignment of duties to Mr. Rojas that are materially inconsistent with his position and the responsibilities described in the Rojas Agreement or (e) requiring Mr. Rojas to be principally based at any location that is greater than 75 miles from Chicago, Illinois.

The Rojas Agreement further provides that if any amount, right or benefit paid or payable to Mr. Rojas under the Rojas Agreement or any other plan, program or arrangement would constitute an “excess parachute payment” under Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments payable to Mr. Rojas under the Rojas Agreement will be reduced to the extent necessary so that no portion of such payments is subject to such excise tax.

Ratekin senior management agreement

On March 17, 2011, the Company entered into a Senior Management Agreement, effective as of February 22, 2011, with Diane E. Ratekin, General Counsel of the Company (the “Ratekin Agreement”). Set forth below is a brief description of the material terms of the Ratekin Agreement.

Term of Agreement. The Ratekin Agreement covers a term beginning on February 22, 2011 and continuing through December 31, 2011. Commencing on January 1, 2012, the Ratekin Agreement will be automatically renewed every 12 months, unless Ms. Ratekin or the Company provides 60 days’ notice to the other that such automatic renewal shall cease. The Ratekin Agreement may be terminated earlier by Ms. Ratekin or the Company pursuant to its terms.

Base Salary. The Ratekin Agreement provides for an annual base salary, payable in accordance with the Company’s customary payroll practices as in effect from time to time. The CEO shall perform an annual review of Ms. Ratekin’s compensation based on Ms. Ratekin’s performance of her duties and the Company’s other compensation policies, provided that Ms. Ratekin’s base salary shall not be reduced without her consent unless such reduction is part of a comparable overall reduction for members of senior management. The term base salary shall include any changes to the base salary from time to time.

Annual Target Bonus. Each calendar year Ms. Ratekin will be eligible for an annual target bonus in an amount determined by the Compensation Committee of the board based on performance and the Company’s compensation policies. The actual Annual Bonus paid will be based on the Company’s and Ms. Ratekin’s performance.

Equity Awards. Ms. Ratekin will generally be eligible to participate in the Company’s equity plans, with the amount and terms of any equity awards being in the sole discretion of the Compensation Committee based on the Company’s and Ms. Ratekin’s performance and the Company’s compensation policies.

Other Benefits. Ms. Ratekin will be eligible to participate in the Company’s various health and welfare benefit plans for its similarly situated key management employees.

Post-Termination Payments. If Ms. Ratekin’s employment is terminated by the Company without Cause or she resigns for Good Reason, in either case, Ms. Ratekin will be entitled to: (i) severance pay in an amount equal to six months base salary (“Severance Pay”), (ii) pro rata vesting of any outstanding equity awards granted to Ms. Ratekin prior to 2010 and (iii) continuation of medical benefits for six months upon the same terms as exist from time to time for active similarly situated executives of the Company. The receipt of such benefits is conditioned upon Ms. Ratekin’s compliance with the covenants, representations, warranties and agreements contained in the Ratekin Agreement, as well as the execution and acceptance of the terms and conditions of a general release in the standard form used by the Company.

“Good Reason” is defined in the Ratekin Agreement to mean a resignation following a change in Ms. Ratekin’s primary location of employment to a location that is more than 75 miles from Chicago, Illinois.

Change of Control. If (i) Ms. Ratekin’s employment is terminated by the Company without Cause or if she resigns for a CoC Good Reason, in either case, within two years following a Change of Control or (ii) Ms. Ratekin reasonably demonstrates that her termination by the Company (or an event which, had it occurred after a Change of Control, would have constituted a CoC Good Reason) prior to a Change of Control was attributable to or intended to facilitate a Change of Control or was at the request of or instigation of a third party acting to effect a Change of Control, and a Change of Control actually occurs within 12 months of such termination or resignation (each of (i) and (ii), a “Qualifying Termination”), then Ms. Ratekin will be entitled to: (a) cash equal to the then-prevailing target amount of her annual bonus (the “Target Bonus”) for the year of termination or resignation, prorated based on the number of days employed in the year of termination or resignation, (b) cash equal to the sum of her annual base salary and Target Bonus, if any, for the year of termination or resignation and (c) continuation of medical benefits for one year following the date of such termination or resignation upon the same terms as exist for her immediately prior to the termination or resignation date. In addition, in the case of a Qualifying Termination that occurs prior to a Change of Control, Ms. Ratekin will be provided with a lump sum cash payment equal to the difference between (i) the amount of the premium paid by her for continuation of medical benefits under COBRA from the date of the Qualifying Termination through the date of the Change of Control (the “Pre-CoC Coverage Period”) and (ii) the amount of the premium that Ms. Ratekin would have paid for continuation of medical coverage during the Pre-CoC Coverage Period. All of Ms. Ratekin’s outstanding equity grants that were awarded at or prior to the time of the Change of Control will fully vest upon the occurrence of a Qualifying Termination. The receipt of the benefits described in this paragraph is conditioned on Ms. Ratekin’s compliance with covenants, warranties, representations and agreements in the Ratekin Agreement, as well as her execution and acceptance of the terms and conditions of a general release in the standard form used by the Company.

“CoC Good Reason” is defined in the Ratekin Agreement to mean the occurrence of any of the following within the 24-month period following a Change of Control including: (a) any material breach of the Ratekin Agreement by the Company, (b) any material adverse change in Ms. Ratekin’s status, responsibilities or position with the Company, (c) any material reduction in her base salary or Target Bonus, other than in connection with an across-the-board reduction in base salaries applicable in like proportions to all similarly situated executives of the Company and any direct or indirect parent of the Company, (d) assignment of duties to Ms. Ratekin that are materially inconsistent with her position and the responsibilities described in the Ratekin Agreement or (e) requiring Ms. Ratekin to be principally based at any location that is greater than 75 miles from Chicago, Illinois.

The Ratekin Agreement further provides that if any amount, right or benefit paid or payable to Ms. Ratekin under the Ratekin Agreement or any other plan, program or arrangement would constitute an “excess parachute payment” under Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments payable to Ms. Ratekin under the Ratekin Agreement will be reduced to the extent necessary so that no portion of such payments is subject to the excise tax.

2012 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock and option awards as of December 31, 2012 for each named executive officer. Market value is based on the closing price of Huron stock of $33.69 on December 31, 2012.

	Option Awards				Stock Awards
Name	Securities Underlying Unexercised Options (#) (1) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested as of 12/31/2012 ($)
James H. Roth (3)	—	100,000	23.43	5/3/2020	44,983	1,515,477
	6,757	20,274	26.19	3/11/2021	—	—
	—	19,661	38.18	3/1/2022	—	—

C. Mark Hussey	443	1,329	32.37	8/1/2021	9,810	330,499
	—	6,144	38.18	3/1/2022	—	—

James K. Rojas	3,921	11,766	26.19	3/11/2021	23,251	783,326
	—	11,586	38.18	3/1/2022	—	—

Diane E. Ratekin	1,176	3,530	26.19	3/11/2021	9,083	306,006
	—	3,072	38.18	3/1/2022	—	—

(1)	See “2012 Grants of Plan-Based Awards” for a description of the option grants. Option grants are subject to 25% vesting on each anniversary of the grant date provided the individual is still employed by Huron on the applicable vesting date, with the exception of (3) below.

(2)	Includes unvested restricted stock as of December 31, 2012 that vests 25% annually over four years from the date of grant. Also includes performance-based restricted stock units (PSUs), for which the performance condition has been satisfied, that are unvested and only subject to the remainder of the service period as described under the “2012 Grants of Plan-Based Awards” table as of February 21, 2013. One-third of the earned PSUs vest upon completion of the performance period and the remaining two-thirds vest two years later, if the individual is still employed by Huron on that date.

(3)	Mr. Roth’s option grant dated May 3, 2010 is subject to 50% vesting on the third anniversary of the grant date provided he remains employed and 50% vesting on the third anniversary of the grant date, provided that, as of any date during the three-year period beginning on the date of grant and ending on the vesting date, the 60 business day average stock price exceeds one hundred and twenty-five percent (125%) of the exercise price. The average stock price requirement was met on July 12, 2011.

2012 Option Exercises and Stock Vested

The following table sets forth certain information concerning stock option exercises and restricted stock vesting during 2012 for each named executive officer. No stock options held by the named executive officers were exercised during 2012.

	Stock Awards
Name	Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
James H. Roth	38,173	1,373,334
C. Mark Hussey	3,034	101,665
James K. Rojas	22,072	735,806
Diane E. Ratekin	3,202	122,241

(1)	Includes restricted stock that vested in 2012 and performance-based stock units (PSUs) that were allocated on February 21, 2013, the date at which the actual performance results were determined.

(2)	The value realized on vesting equals the market value of Huron stock measured as the closing price of the stock on the vesting date multiplied by the number of shares received on vesting, or if the markets are not open on the date of vesting, the value realized equals the market value of Huron stock measured as the closing price of the stock on the first business day after the vesting date multiplied by the number of shares received on vesting.

2012 Nonqualified Deferred Compensation

None of the named executive officers participated in the DCP in 2012. The Company maintains the DCP, which became effective July 1, 2006. The DCP permits managing directors, Corporate Vice Presidents and named executive officers to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of generally available investment vehicles. Earnings are credited based on earnings of the investment options selected by the participant. Huron does not match any amounts deferred or otherwise contribute to the DCP except to make restoration payments to the accounts of participants who do not receive the maximum eligible 401(k) match as a result of participation in the DCP. Deferral elections for base salary and any guaranteed bonus must be made in the calendar year prior to earning such base salary or within 30 days of becoming eligible for the plan. The Company requires that deferral elections of the annual cash incentive must be made 12 months prior to the end of the applicable performance period. Independent directors may also defer up to 100% of their retainer and meeting fees into the DCP.

Payments from the plan automatically begin upon termination of employment or separation from service as a director. Key employees, including executive officers, must wait six months after termination to receive payment from the plan. Participants may elect payment in a lump sum or annual installments for up to 15 years. Upon proof of financial hardship and approval from the Compensation Committee, a participant may be allowed an early distribution. Participants may also elect to receive payments prior to termination through a scheduled distribution.

Potential Payments upon Termination or Change of Control

The following table and summary set forth potential payments we would be required to make to our named executive officers upon termination of employment or change of control. The table assumes termination of employment on December 31, 2012 and uses a share price of $33.69, the closing price of our stock on December 31, 2012.

Name (1)	Benefit	Termination without Cause or Resignation for Good Reason ($)	Permanent Disability or Death ($)	Involuntary Termination Following Change of Control ($)
James H. Roth	Salary	800,000	—	1,600,000
	Bonus	880,000	—	1,760,000
	Pro rata bonus (1)	429,440	—	880,000
	Equity Acceleration (2)	1,428,958	2,693,499	3,269,996
	Benefits continuation	12,905	6,452	43,365
	Cutback	—	—	—
	Total Value	3,551,302	2,699,951	7,553,361

C. Mark Hussey	Salary	175,000	—	350,000
	Bonus	—	—	280,000
	Pro rata bonus	—	—	280,000
	Equity Acceleration (2)	151,086	332,253	512,404
	Benefits continuation	5,997	2,998	18,730
	Cutback	—	—	-372,521
	Total Value	332,083	335,252	1,068,613

James K. Rojas	Salary	275,000	—	1,100,000
	Bonus	—	—	990,000
	Pro rata bonus	—	—	495,000
	Equity Acceleration (2)	541,796	871,571	1,211,314
	Benefits continuation	5,997	2,998	39,334
	Cutback	—	—	—
	Total Value	822,793	874,570	3,835,648

Diane E. Ratekin	Salary	175,000	—	350,000
	Bonus	—	—	175,000
	Pro rata bonus	—	—	175,000
	Equity Acceleration (2)	188,197	332,481	422,548
	Benefits continuation	—	—	—
	Cutback	—	—	—
	Total Value	363,197	332,481	1,122,548

(1)	Mr. Roth’s Pro rata bonus for termination without Cause or resignation for Good Reason is based on actual performance from 2012. See Compensation Discussion and Analysis for disclosure regarding amount earned.

(2)	The acceleration of equity varies by grant and type of termination as outlined below. The value of all whole value shares is equal to the number of accelerated shares times the closing price on December 31, 2012. The value of all accelerated options equals the number of accelerated options, multiplied by the closing price on December 31, 2012 minus the exercise price.

	Termination without Cause or Resignation for Good Reason	Permanent Disability or Death	Involuntary Termination Following Change of Control
Time-Vested Restricted Stock	Pro rata acceleration	Full acceleration	Full acceleration

Performance Share Units	Pro rata acceleration of shares earned based on actual performance	Full acceleration of shares earned during performance period	Full acceleration

Time-Vested Options	Pro rata acceleration, based on time served	Full acceleration	Full acceleration

Performance-Vested Options	Forfeit	Full acceleration	Earned if performance criteria met as of CoC date

Termination Without Cause or Resignation for Good Reason

If any of our executives with a senior management agreement is terminated by us without Cause or resigns for Good Reason, as defined in his or her senior management agreement, upon executing a general release and waiver, the Company is obligated to pay severance and continuation of benefits in varying amounts. In addition, unvested equity will accelerate on a pro rata basis upon termination without Cause or resignation for Good Reason.

The following severance benefit is payable to each of our named executive officers upon termination without Cause or resignation for Good Reason, except in the case of a Change of Control, as of December 31, 2012:

James H. Roth	Twelve months of base salary and his then current target bonus, pro rata bonus in the year of termination based on actual results, 12 months’ continuation of medical, dental and vision insurance coverage, pro rata vesting of all unvested restricted shares and service-based option awards, and pro rata vesting of performance shares that would otherwise have been earned in the year of termination. Severance amounts are payable in a lump sum.

C. Mark Hussey	Six months’ salary as severance payable in a lump sum, six months’ continuation of medical insurance, pro rata vesting of all unvested restricted shares, and pro rata vesting of performance shares that would otherwise have been earned in the year of termination. Severance amounts are payable in a lump sum.

James K. Rojas	Six months’ salary as severance payable in a lump sum, six months’ continuation of medical insurance, pro rata vesting of all unvested restricted shares, and pro rata vesting of performance shares that would otherwise have been earned in the year of termination. Severance amounts are payable in a lump sum.

Diane E. Ratekin	Six months’ salary as severance payable in a lump sum, six months’ continuation of medical insurance, pro rata vesting of all unvested restricted shares, and pro rata vesting of performance shares that would otherwise have been earned in the year of termination. Severance amounts are payable in a lump sum.

Termination of Employment Due to Death or Disability

If any of our executives dies or becomes disabled, his or her estate will receive payment of base salary through the date of termination. The executive and/or his eligible dependents shall receive, in the case of

Mr. Roth, continuation of medical, dental and vision benefits for six months and for all other executives, continuation of medical benefits for three months. In addition, all unvested equity will vest if any of our executives dies or becomes disabled.

Involuntary Termination Following Change of Control

The Company provides each of our executive officers with Change of Control severance benefits if his or her employment is terminated without Cause, as defined in the executive’s senior management agreement, following a Change of Control or if the executive resigns in the two-year period following a Change of Control for Good Reason as defined in the senior management agreement. Each executive will receive the following benefits:

1.	Cash equal to the then-prevailing target amount of annual bonus (the “Target Bonus”) for the year of termination or resignation, prorated based on the number of days employed in the year of termination or resignation.

2.	Cash equal to (i) two times the sum for Mr. Roth and Mr. Rojas and (ii) one time the sum for Ms. Ratekin and Mr. Hussey, of annual base salary and target bonus for the year of termination or resignation.

3.	Continuation of medical, dental and vision benefits for two years for Mr. Roth, continuation of medical benefits for two years for Mr. Rojas, and continuation of medical benefits for one year for Ms. Ratekin and Mr. Hussey, following the date of such termination or resignation upon the same terms as exist for each immediately prior to the termination or resignation date. In addition, in the case of a Qualifying Termination that occurs prior to a Change of Control, all will be provided with a lump sum cash payment equal to the difference between (i) the amount of the premium paid for continuation of medical benefits under COBRA from the date of the Qualifying Termination through the date of the Change of Control (the “Pre-CoC Coverage Period”) and (ii) the amount of the premium that all would have paid for continuation of medical coverage during the Pre-CoC Coverage Period.

4.	All of the executive’s outstanding equity grants that were awarded at or prior to the time of the Change of Control shall fully vest upon the occurrence of a Qualifying Termination. Mr. Roth’s service-based unvested option award will vest only if the acquirer does not assume the option upon a Qualifying Termination. The option award with a performance requirement will only vest if as of the Change of Control date the performance requirement is met and the acquirer does not assume the option upon a Qualifying Termination.

All executives are subject to a cutback in benefits to eliminate any excise tax.

A Change of Control occurs if:

•	any person becomes a beneficial owner of 40% or more of the Company’s outstanding securities;

•

there is a consummation of a merger or consolidation with any person unless (a) the voting securities of the Company outstanding immediately prior to the transaction continue to represent 60% of the combined voting power of the securities; (b) the merger is a recapitalization in which no person other than existing security holders becomes a beneficial owner representing 40% or more of the outstanding securities; (c) the merger does not represent a sale of all or substantially all of the assets;

•	the stockholders approve a plan of complete liquidation or dissolution; or

•

there is a disposition or sale of the Company’s assets other than a sale or disposition in which at least 60% of the voting power is retained in substantially the same proportion as immediately prior to the sale.

Restrictive Covenants on Termination

No severance or benefits are paid if an executive officer is terminated for Cause or resigns other than for Good Reason as defined in the executive’s senior management agreement. Executives are subject to a confidentiality and non-disclosure covenant and, for a period of 12 to 24 months following termination of employment for any reason, may not directly or indirectly solicit, induce or encourage any employee of the Company or any client of the Company to leave, alter or cease his or her relationship with it. In addition, executives may not, for a period of 12 to 24 months following termination for any reason, provide services that are the same as or similar to those offered by the Company to any client of the Company that he or she obtained as a client for the Company, to whom he or she provided services within the 12 months preceding termination of employment, or to whom he or she submitted a proposal during the six months prior to termination of employment.

For a period of 12 to 24 months following the termination of his employment for any reason, Mr. Roth may not: (i) provide services that are the same as or similar to those offered by the Company at the time of his termination to any client of the Company; (ii) directly or indirectly solicit, induce or encourage any client of the Company to leave, alter or cease his or her relationship with it; or (iii) directly or indirectly solicit, induce or encourage any employee of the Company to leave, alter or cease his or her relationship with it. Further, for a period of 12 to 24 months following the termination of his employment for any reason, Mr. Roth may not, directly or indirectly, provide services that are competitive with those of the Company to any person, firm or other business entity.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the information contained under the caption “Compensation Discussion and Analysis” and, based on this review and discussion, has recommended to the board of directors that it be included in this Proxy Statement and incorporated by reference into our 2012 Annual Report on Form 10-K.

John S. Moody, Chairman

DuBose Ausley

H. Eugene Lockhart

Compensation Committee Interlocks and Insider Participation

During 2012, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

Certain Relationships and Related Transactions

It is the responsibility of the Audit Committee to review and approve, ratify or disapprove of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related person disclosure requirements). In addition, it is the policy of management and board members to discuss at a meeting of the board of directors, or the appropriate board committee, those transactions requiring disclosure pursuant to the SEC’s related person disclosure requirements between Huron and a board member or a principal stockholder and members of their immediate families.

In addition, Huron has a Code of Business Conduct and Ethics (the “Code of Conduct”), a copy of which is posted on our web site at www.huronconsultinggroup.com, that applies to directors and employees and their family members. The Code of Conduct, among other things, has a policy governing conflicts of interest generally and, in particular, prohibiting certain business arrangements with the Company and clients of the Company, entering into relationships that may be perceived as impairing the ability of the individual or Huron from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any exceptions require disclosure and approval by the Chief Compliance Officer and, in the case of officers and directors, by the Audit Committee of the board of directors. The Code of Conduct also prohibits Huron from making any personal loans or guaranteeing any personal obligations of board members and executive officers.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the SEC, Huron again is asking its stockholders to indicate their support for our named executive officer compensation, which includes the compensation discussion and analysis, the compensation tables and the related narrative disclosures, all as described in the section entitled “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.”

The vote solicited by this proposal, commonly known as “Say on Pay,” is advisory in nature and will not be binding on the board of directors, the Compensation Committee or Huron. However, the board of directors and the Compensation Committee value the opinions of our stockholders, will review the voting results and may, to the extent determined appropriate, take into account the outcome of the vote during future deliberations on executive compensation arrangements. At the 2012 Annual Meeting of Stockholders, in excess of 90% of the votes cast on this proposal voted to support Huron’s named executive officer compensation.

Huron believes that its executive compensation program is structured to support Huron and its business objectives. This vote is not intended to address any one specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The affirmative vote of the holders of a majority of the total shares of common stock, present in person or represented by proxy and entitled to vote on the proposal, is required to approve the advisory vote on the compensation arrangements of our named executive officers. Abstentions and broker non-votes will not be counted as votes for or against approval. Proxies submitted pursuant to this solicitation will be voted “FOR” the approval of the advisory vote on the compensation arrangements of our named executive officers, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION IN THE ATTACHED PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”), which has been the independent registered public accounting firm for the Company since its inception, has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2013. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of PwC as the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and entitled to vote on the proposal, provided that a quorum is represented at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification and will therefore have no effect on the outcome of this proposal. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

Representatives of PwC are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2012 and December 31, 2011, and fees for other services rendered by PwC during those periods:

	2012	2011
	(in thousands)
Audit Fees	$778	$695
Audit-Related Fees	10	10
Tax Fees	31	38
All Other Fees	4	4

Total	$823	$747

Audit Fees—all services, including tax services and accounting consultation, necessary to perform an audit of the consolidated financial statements of Huron; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; attest services; and consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees—internal control reviews; attest services that are not required by statute or regulations; and consultation concerning financial accounting and reporting standards.

Tax Fees—tax compliance (review of original and amended tax returns, claims for refund and tax payment-planning services); tax planning; and other tax advice (assistance with tax audits and appeals, tax advice related to structural matters, and requests for rulings or technical advice from taxing authorities).

All Other Fees—any other work that is not audit, audit-related or a tax service.

The Audit Committee considers whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm and has determined such services for fiscal 2012 and 2011 were compatible.

Policy on Audit Committee Preapproval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding preapproval of all audit and non-audit services provided by the independent registered public accounting firm.

The Audit Committee, on a periodic basis, determines certain services that have the general preapproval of the Committee. The Audit Committee must separately preapprove any services not receiving such general preapproval. Requests for such approval must be submitted by both the independent registered public accounting firm and the CFO and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. No services are undertaken that are not preapproved. The Audit Committee will establish preapproved fee levels for all services to be provided by the independent registered public accounting firm. On a periodic basis, the CFO and the independent registered public accounting firm report to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the board of directors in its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for Huron Consulting Group Inc. and subsidiaries (“Huron”) in accordance with the duties and responsibilities outlined in the Audit Committee charter.

Huron’s management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Huron’s independent registered public accounting firm, PwC, is responsible for performing an independent audit of Huron’s financial statements and the effectiveness of internal control over financial reporting.

The Audit Committee, with the assistance and support of the Huron finance department and management of Huron, has fulfilled its objectives, duties and responsibilities as stipulated in the Audit Committee charter and has provided adequate and appropriate independent oversight and monitoring of Huron’s systems of internal control for the fiscal year ended December 31, 2012.

These activities included, but were not limited to, the following during the fiscal year ended December 31, 2012:

•	Discussed with Huron’s internal auditors their continuing work in support of examination of internal controls and financial compliance controls.

•

Reviewed and discussed with management and PwC the audited financial statements and the quarterly financial statements for the year ended December 31, 2012. Management has the primary responsibility for such financial statements.

•	Discussed with PwC the matters requiring discussion under current auditing standards.

•

Received the written disclosures and the letter from PwC in accordance with the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence.

In reliance on the Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in Huron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

H. Eugene Lockhart, Chairman

John McCartney

John S. Moody

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be included in the Company’s proxy statement relating to its next annual meeting, stockholder proposals must be received no later than November 22, 2013 by the Corporate Secretary at the Company’s principal executive offices. Pursuant to the Company’s bylaws, stockholders who intend to present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the Corporate Secretary no earlier than January 3, 2014 and no later than February 2, 2014. Notice of stockholder proposals must contain the information required by the Company’s bylaws. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business that persons, other than management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the board of directors to vote on any other matter proposed by stockholders in accordance with their best judgment. Votes against proposals or abstentions from voting on proposals will not be used to adjourn or postpone the Annual Meeting of Stockholders.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

Diane E. Ratekin, Corporate Secretary

Chicago, Illinois

March 18, 2013

Electronic Voting Instructions
You can vote by Internet!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by 1:00 a.m., Eastern Time, on May 3, 2013.

Vote by Internet
• Go to www.envisionreports.com/HURN
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - James D. Edwards	☐	☐	02 - John McCartney	☐	☐	03 - James H. Roth	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	An advisory vote on the approval of executive compensation.	☐	☐	☐	3.	Proposal to ratify appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

                01LAUB

2013 Annual Meeting Admission Ticket

2013 Annual Meeting of

Huron Consulting Group Inc. Stockholders

Friday, May 3, 2013, 11:00 a.m. Central Daylight Savings Time

550 West Van Buren Street

Chicago, Illinois 60607

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Huron Consulting Group Inc.

Notice of 2013 Annual Meeting of Stockholders

550 West Van Buren Street, Chicago, Illinois 60607

Proxy Solicited by Board of Directors for Annual Meeting — Friday, May 3, 2013

James H. Roth and Diane E. Ratekin, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Huron Consulting Group Inc. to be held on May 3, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and, FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)